CONFORMED COPY
                       (With Certain Provisions Redacted)


                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                February 23, 1997

                                     between

                           JEFFERSON-PILOT CORPORATION

                                       and

                              THE CHUBB CORPORATION

                        relating to the purchase and sale

                                       of

                            100% of the Common Stock

                                       of

                     Chubb Life Insurance Company of America

















[CONFIDENTIAL TREATMENT REQUESTED] INDICATES THE PORTIONS OF THIS AGREEMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST BY THE CHUBB CORPORATION FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). SUCH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SEC.



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                                TABLE OF CONTENTS

                             ----------------------

                                                                          PAGE

                                    ARTICLE 1

                                   DEFINITIONS

SECTION 1.01.  Definitions...................................................1

                                    ARTICLE 2

                                PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale.............................................7
SECTION 2.02   Closing.......................................................7

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 3.01.  Corporate Existence and Power.................................8
SECTION 3.02.  Corporate Authorization.......................................9
SECTION 3.03.  Governmental Authorization...................................10
SECTION 3.04.  Non-Contravention............................................10
SECTION 3.05.  Capitalization...............................................10
SECTION 3.06.  Ownership of Shares..........................................11
SECTION 3.07.  Subsidiaries.................................................11
SECTION 3.08.  Financial Statements.........................................11
SECTION 3.09.  Absence of Certain Changes...................................12
SECTION 3.10.  No Undisclosed Material Liabilities..........................15
SECTION 3.11.  Material Contracts...........................................15
SECTION 3.12.  Litigation...................................................16
SECTION 3.13.  Compliance with Laws and Court Orders........................16
SECTION 3.14.  Finders' Fees................................................17
SECTION 3.15.  Insurance Filings............................................17
SECTION 3.16.  Insurance Business...........................................19
SECTION 3.17.  ERISA Representations........................................20
SECTION 3.18.  Property.....................................................21
SECTION 3.19.  Environmental Matters........................................21
SECTION 3.20.  Guaranty Fund Assessments....................................22
SECTION 3.21.  Actuarial Analysis...........................................22
SECTION 3.22.  Investments; Defaults........................................22
SECTION 3.23.  Separate Accounts............................................23
SECTION 3.24.  Funds........................................................23
SECTION 3.25.  Employees and Compensation...................................23







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                                                                           PAGE

SECTION 3.26.  Producers for the Company and the Insurance Subsidiaries.....24
SECTION 3.27.  Insurance....................................................25
SECTION 3.28.  Full Disclosure..............................................25
SECTION 3.29.  Company Trademarks; Software.................................25

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 4.01.  Corporate Existence and Power................................26
SECTION 4.02.  Corporate Authorization......................................26
SECTION 4.03.  Governmental Authorization...................................26
SECTION 4.04.  Non-Contravention............................................26
SECTION 4.05.  Purchase for Investment......................................27
SECTION 4.06.  Litigation...................................................27
SECTION 4.07.  Finders' Fees................................................27
SECTION 4.08.  Financing....................................................27

                                    ARTICLE 5

                               COVENANTS OF SELLER

SECTION 5.01.  Conduct of the Company.......................................27
SECTION 5.02.  Access to Information........................................28
SECTION 5.03.  Notices of Certain Events....................................28
SECTION 5.04.  Other Offers.................................................29
SECTION 5.05.  Non-Solicitation.............................................29
SECTION 5.06.  Computer Services and Software...............................29
SECTION 5.07.  Minimum Statutory Net Worth..................................30
SECTION 5.08.  Special Dividend.............................................30
SECTION 5.09.  Noncompetition Agreement.....................................31
SECTION 5.10.  Other Agreements.............................................32
SECTION 5.11.  Cross-Defaults...............................................32
SECTION 5.12.  Portfolio Management.........................................32

                                    ARTICLE 6

                               COVENANTS OF BUYER

SECTION 6.01.  Confidentiality..............................................32
SECTION 6.02.  Access.......................................................33
SECTION 6.03.  Compliance with Section 15 of the 1940 Act...................33



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                                                                          PAGE

                                    ARTICLE 7

                          COVENANTS OF BUYER AND SELLER

SECTION 7.01.  Reasonable Efforts...........................................34
SECTION 7.02.  Further Assurances...........................................34
SECTION 7.03.  Public Announcements.........................................34
SECTION 7.04.  Intercompany Accounts........................................34
SECTION 7.05.  Service Marks, Trademarks and Trade Names....................35
SECTION 7.06.  Purchase of Mainframe Computer...............................35
SECTION 7.07.  Reports......................................................36
SECTION 7.08.  Joint Marketing Arrangements.................................36
SECTION 7.09.  Post-Closing Review of Minimum Statutory Equity Amount.......36
SECTION 7.10.  Certain Transition Arrangements..............................38

                                    ARTICLE 8

                                   TAX MATTERS

SECTION 8.01.  Definitions..................................................38
SECTION 8.02.  Tax Representations..........................................40
SECTION 8.03.  Tax Covenants................................................41
SECTION 8.04.  Termination of Existing Tax Sharing Agreements...............44
SECTION 8.05.  Tax Sharing..................................................44
SECTION 8.06.  Cooperation on Tax Matters...................................44
SECTION 8.07.  Indemnification by Seller....................................45
SECTION 8.08.  Survival.....................................................47

                                    ARTICLE 9

                         EMPLOYEES AND EMPLOYEE BENEFITS

SECTION 9.01.  Pension Plans................................................47
SECTION 9.02.  Individual Account Plans.....................................47
SECTION 9.03.  Other Employee Plans and Benefit Arrangements................48
SECTION 9.04.  Plans Following the Closing..................................49
SECTION 9.05.  Third Party Beneficiaries....................................50

                                   ARTICLE 10

                              CONDITIONS TO CLOSING

SECTION 10.01. Conditions to Obligations of Buyer and Seller................50
SECTION 10.02. Conditions to Obligation of Buyer............................51
SECTION 10.03. Conditions to Obligation of Seller...........................52



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                                                                          PAGE

                                   ARTICLE 11

                            SURVIVAL; INDEMNIFICATION

SECTION 11.01.  Survival....................................................52
SECTION 11.02.  Indemnification.............................................53
SECTION 11.03.  Procedures; Exclusivity.....................................55
SECTION 11.04. [CONFIDENTIAL TREATMENT REQUESTED]...........................56
SECTION 11.05.  Procedures for Certain Litigation...........................57
SECTION 11.06.  Limitation of Indemnification...............................58

                                   ARTICLE 12

                                   TERMINATION

SECTION 12.01.  Grounds for Termination.....................................59
SECTION 12.02.  Effect of Termination.......................................60

                                   ARTICLE 13

                                  MISCELLANEOUS

SECTION 13.01.  Notices.....................................................60
SECTION 13.02.  Amendments and Waivers......................................61
SECTION 13.03.  Expenses....................................................61
SECTION 13.04.  Successors and Assigns......................................61
SECTION 13.05.  Governing Law...............................................62
SECTION 13.06.  Jurisdiction................................................62
SECTION 13.07.  WAIVER OF JURY TRIAL........................................62
SECTION 13.08.  Counterparts; Third Party Beneficiaries.....................62
SECTION 13.09.  Entire Agreement............................................62


                             EXHIBITS AND SCHEDULES

Exhibit I    Form of Opinion of Robert Rusis, Esq., General Counsel for Seller
Exhibit II Form of Opinion of Shanley & Fisher, P.C., New Jersey Counsel for Seller

Exhibit III  Form of Opinion of Davis Polk & Wardwell, Special Counsel for
             Seller

Exhibit IV   Form of Opinion of King & Spalding, Special Counsel for Buyer



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Schedule 3.01(a)         Corporate Existence and Power
Schedule 3.01(b)         Certificates of Authority
Schedule 3.01(c)         Pending Licenses
Schedule 3.03            Governmental Authorizations of Seller
Schedule 3.04            Non-Contravention
Schedule 3.07            Subsidiaries
Schedule 3.09            Certain Changes
Schedule 3.11            Material Contracts
Schedule 3.12            Litigation
Schedule 3.13            Violations
Schedule 3.15(a)         Holding Company Reports
Schedule 3.15(b)         Statutory Insurance Statements
Schedule 3.15(b)(iii)    Fines and Penalties
Schedule 3.15(d)         Reports of Examination
Schedule 3.16            Insurance Business
Schedule 3.17            Employee Plans and Benefit Arrangements
Schedule 3.19            Environmental Matters
Schedule 3.22            Investments; Defaults
Schedule 3.23            Separate Accounts
Schedule 3.24            Funds
Schedule 4.03            Governmental Authorizations of Buyer
Schedule 5.06(a)         Computer Services Agreement
Schedule 5.06(b)         Form of List of Software Contracts
Schedule 5.09            Noncompetition
Schedule 7.04            Intercompany Accounts
Schedule 7.05            Certain Company Trademarks
Schedule 8.02            Tax Representations



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                            STOCK PURCHASE AGREEMENT

         AGREEMENT dated as of February 23, 1997 between Jefferson-Pilot Corporation, a North Carolina corporation ("Buyer"), and The Chubb Corporation, a New Jersey corporation ("Seller").

                              W I T N E S S E T H :

         WHEREAS, Seller is the record and beneficial owner of the Shares and desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth;

         The parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Seller.

         "Balance Sheet" means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1996 prepared in conformity with generally accepted accounting principles applied on a consistent basis.

         "Balance Sheet Date" means September 30, 1996.

         "Benefit Arrangement" means any written employment, severance or similar contract, arrangement or policy, or any written plan or arrangement providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, equity-based pay, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered



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into or maintained, as the case may be, by Seller or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Company or any Subsidiary.

         "Capital Accumulation Plan" means the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates.

         "CASC" means Chubb America Service Corporation, a New Hampshire corporation.

         "Chubb Colonial" means Chubb Colonial Life Insurance Company, a New Jersey corporation.

         "Chubb Life America" is a service mark for the Company, Chubb Colonial and Chubb Sovereign.

         "The Chubb Life Companies" is a service mark for the Company, Chubb Colonial and Chubb Securities Corporation.

         "Chubb Securities Material Adverse Effect" means an event, occurrence or condition which would prevent Chubb Securities Corporation, a wholly-owned subsidiary of the Company, from operating its business in the ordinary course.

         "Chubb Sovereign" means Chubb Sovereign Life Insurance Company, a New Hampshire corporation.

         "CIAC" means Chubb Investment Advisory Corporation, a Tennessee corporation.

         "Closing Date" means the date of the Closing.

         "Company" means Chubb Life Insurance Company of America, a New Hampshire corporation.

         "Defined Contribution Excess Plan" means the Defined Contribution Excess Benefit Plan of The Chubb Corporation, Federal Insurance Company, Vigilant Insurance Company and Chubb Life Insurance Company of America.

         "Employee Plan" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Company or any Subsidiary.



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         "Environmental Laws" shall mean all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, principles of common law, orders, decrees, judgments and injunctions relating to pollution, the environment, natural resources, nuclear power production or Hazardous Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statue thereto, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "Excess Pension Plan" means the Pension Excess Benefit Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates.

         "Hazardous Substances" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, nuclear substance or waste, radioactive substance or waste, petroleum and petroleum-derived substance or waste, with respect to any of such items to the extent regulated under, or defined by, any Environmental Laws.

         "HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Individual Account Plans" means the Capital Accumulation Plan and The Chubb Corporation Employee Stock Ownership Plan.

         "Insurance Subsidiaries" means Chubb Colonial and Chubb Sovereign.

         "Investment Company" has the meaning assigned to it in the Investment Company Act of 1940, as amended.

         "Investment Contracts" means each contract or agreement, as in effect on the date hereof, relating to the rendering by CIAC of investment advisory or management services, including without limitation all sub-advisory services.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset other than (i) Liens arising by operation of law and in the ordinary course of business, such as mechanics', carriers' or materialmen's liens (none of which would materially impair or interfere with the use or operation of such property or asset); (ii) Liens for Taxes which are either



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not delinquent or are being contested in good faith; and (iii) Liens which secure indebtedness for borrowed money reflected on the Balance Sheet. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries, taken as whole.

         "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

         "NASD" means the National Association of Securities Dealers.

         "NOLHGA" means National Organization of Life and Health Guaranty Associations.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PLI" means Personal Lines Insurance Brokerage, Inc., a wholly-owned subsidiary of Seller.

         "Pension Plan" means the Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates 1985.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Reference Rate" means a rate per annum equal to the prime rate announced from time to time by Morgan Guaranty Trust Company of New York.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leeching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

         "Required Jurisdictions" means the jurisdictions set forth on Schedule
3.03 hereto.



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         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" means all of the issued and outstanding shares of the capital stock of the Company.

         "Subsidiary" means each Insurance Subsidiary, CIAC, and each of the other Subsidiaries listed on Schedule 3.07 hereto.

         "Title IV Plan" means an Employee Plan, other than a Multiemployer Plan, subject to Title IV of ERISA.

         "Transferred Employee" means each individual who, as of the Closing Date, is employed (including persons absent from active service by reason of illness, short-term disability or leave of absence, whether paid or unpaid) by the Company or any Subsidiary; provided, that an individual who is employed as of the Closing Date by the Company or any Subsidiary, but on such date is absent from active service by reason of short-term disability and subsequently begins to receive long-term disability benefits under the Seller's long-term disability plan shall not be considered a Transferred Employee for the period commencing on the date such individual begins to receive long-term disability benefits under Seller's long-term disability plan.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                                      Section
----                                                      -------

Accounting Referee                                        8.01
Acquisition Proposal                                      5.04
Applicable Tax Rate                                       8.01
Arbiter                                                   7.09(e)
Basket                                                    8.01
Buyer                                                     Recitals
Buyer Plan                                                9.02
Claim Indemnified Parties                                 11.02(a)
Chubb Trademarks                                          7.05
Claims                                                    11.05(a)
[CONFIDENTIAL TREATMENT REQUESTED]                        11.02(a)(iii)(A)
Closing                                                   2.02
Closing Date Statutory Statements                         7.09(a)
Code                                                      8.01







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Company Securities                                        3.05(b)
Company Trademarks                                        3.29(a)
Computer Services Agreement                               5.06(a)
Conversion Date                                           5.06(a)
Damages                                                   11.02(a)
Direct Rollover                                           9.02
Disputed Amounts                                          7.09(e)
Dispute Notice                                            7.09(e)
Dispute Notice Date                                       7.09(e)
Employees                                                 8.03(d)
Federal Tax                                               8.01
Final Arbiter                                             7.09(e)
Funds                                                     3.24
Geographic Area                                           5.09(c)
Holding Company Reports                                   3.15(a)
Indemnifiable Tax                                         8.01
Indemnified Party                                         11.03(a)
Indemnifying Party                                        11.03(a)
Life Insurance Companies                                  5.09(a)
Loss                                                      8.07(a)
M&R Analysis                                              3.21
Minimum Statutory Equity Amount                           5.07
1940 Act                                                  3.23
Post-Closing Tax Period                                   8.01
Potential Claim                                           11.04
Pre-Closing Tax Period                                    8.01
Price Allocation Schedule                                 8.03(f)
Producer Plans                                            3.26(a)
Producers                                                 3.26(a)
Purchase Price                                            2.01
Referee                                                   11.05(e)
Reinsurance Association Agreement                         Schedule 3.04
Required Disposition                                      5.09(a)
Returns                                                   8.02(a)
Scheduled Products                                        5.09(c)
Section 338 Benefit                                       8.03(f)
Section 338 Cost                                          8.03(f)
Section 338(h)(10) Election                               8.03(f)
Seller                                                    Recitals
Seller Group                                              8.01
Seller Stock Option                                       8.03(d)
Separate Accounts                                         3.23
Software                                                  3.29(b)







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Statutory Insurance Statements                            3.15(b)
Statutory Financial Statements                            3.15(c)
Straddle Period                                           8.01
Subsidiary Securities                                     3.07(b)
Tax                                                       8.01
Tax Asset                                                 8.01
Tax Sharing Agreement                                     8.01
Taxing Authority                                          8.01
Temporary Difference                                      8.07(b)
Trademark License Agreement                               7.05
Transition Period                                         5.06




                                    ARTICLE 2

                                PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Shares at the Closing. The purchase price for the Shares (the "Purchase Price") is $875,000,000 in cash, less any amounts paid by the Company to Seller in accordance with Section 5.08. If the Closing shall not have occurred on or before June 30, 1997, interest shall accrue on the Purchase Price at the Reference Rate from and including July 1, 1997 to, but excluding, the Closing Date. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. The Purchase Price, together with any accrued interest thereon, shall be paid as provided in Section 2.02.

         SECTION 2.02. Closing. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York on the last business day of the month in which the conditions set forth in Article 10 are satisfied, or at such other time or place as Buyer and Seller may agree. At the Closing:

          (a)   Buyer shall deliver to Seller:

         (i) the Purchase Price, together with any accrued interest thereon, in immediately available funds by wire transfer to an account of Seller with a bank in New York City designated by Seller, by notice to Buyer, not later than two business days prior to the Closing Date (or if not



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        so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount); and

        (ii)   the opinion, certificates and other documents set forth in
               Section 10.03 of this Agreement.

         (b)   Seller shall deliver to Buyer:

        (i) certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

        (ii) true copies of the articles of incorporation and by-laws of each of Seller, the Company and the Subsidiaries;

        (iii) the complete stock books, stock ledgers, minute books and corporate seals of the Company and the Subsidiaries and the stock certificates evidencing ownership of the Subsidiaries;

        (iv)   the opinions, certificates and other documents set forth in
               Section 10.02 of this Agreement; and

        (v) resignations of such directors and officers (from their offices as such) of the Company and the Subsidiaries as Buyer may request.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of the date hereof that:

         SECTION 3.01. Corporate Existence and Power. (a) Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Except as disclosed on Schedule 3.01(a), the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Seller has heretofore made available to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller and the Company as currently in effect. The minutes of the Board of Directors', any



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investment committees' and stockholders' meetings and the stock books of the
Company and the Subsidiaries, all of which have been previously made available to Buyer, are the complete and correct records of such Board of Directors', investment committee's and stockholders' meetings and stock issuances from, in the case of such minutes, December 31, 1993 through and including the date hereof and reflect all transactions through and including the date hereof required to be contained in such records, and all such meetings were duly called.

         (b) Attached hereto as Schedule 3.01(b) is a complete and accurate list of all jurisdictions where the Company and each of the Insurance Subsidiaries has written or is qualified to write insurance; a list of all licenses and permits held by the Company and each of the Insurance Subsidiaries issued by any insurance authority of any such jurisdiction; and a description of the classes and lines of businesses the Company and each of the Insurance Subsidiaries is authorized to write in each jurisdiction. The Company's and each of the Insurance Subsidiaries' authority to write the classes and lines of insurance business reflected on said schedule is not restricted in any material respect, and neither the Company nor any of the Insurance Subsidiaries is a party to any agreement with any state insurance regulatory official limiting the Company's or such Insurance Subsidiary's ability to make full use of the licenses or permits which have been issued to it or requiring the Company and the Insurance Subsidiaries to comply with regulatory standards, procedures or requirements different from those applicable to companies with licenses or permits identical to those issued to the Company or such Insurance Subsidiary. The licenses and permits listed on Schedule 3.01(b) constitute all licenses and permits material to the conduct of their business, as it is now conducted and will be conducted prior to the Closing. Excluding the Company's license in Taiwan, all such licenses and permits are in full force and effect, and there are no reasonable grounds to believe that any such license or permit will not, in the ordinary course, be renewed upon its expiration.

         (c) Attached hereto as Schedule 3.01(c) is a complete and accurate list of all jurisdictions in which the Company or any Insurance Subsidiary currently has applications for licenses, permits or certificates of authority pending.
Schedule 3.01(c) also sets forth the current status of all such applications.

         SECTION 3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.



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         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official other than (i) compliance with any applicable requirements of the HSR Act, (ii) the approvals or non-disapprovals of the Required Jurisdictions, and (iii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to have a Material Adverse Effect or a Chubb Securities Material Adverse Effect.

         SECTION 3.04. Non-Contravention. The execution, delivery and performance by Seller of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Seller or the Company or any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree or alter or, except as set forth on Schedule 3.04, impair any license, franchise, permit or other similar authorization held by Seller or the Company or any Subsidiary, (iii) except as disclosed on Schedule 3.04, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under, any agreement or other instrument binding upon Seller or the Company or any Subsidiary or their properties or assets or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except, in the case of clauses (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.05. Capitalization. (a) The authorized capital stock of the Company consists of 600,000 shares of common stock, par value $5.00 per share. As of the date hereof, there are 600,000 shares outstanding.

         (b) The Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.



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         SECTION 3.06. Ownership of Shares. Seller is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.

         SECTION 3.07. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. All Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.07. No later than 10 days after the date hereof, Seller shall deliver to Buyer an amendment to Schedule 3.07 which shall set forth the authorized and outstanding shares of capital stock of each Subsidiary.

         (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         SECTION 3.08. Financial Statements. The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1994 and December 31, 1995 and the related consolidated statements of income and cash flows for each of the years ended December 31, 1994 and December 31, 1995 and the Balance Sheet and the related unaudited consolidated statements of income and cash flows in the nine months ended September 30, 1996 present fairly, in all material respects, the consolidated financial position of the Company or any Subsidiary as of the dates thereof and their consolidated results of operations and



<PG$PCN>



         changes in the consolidated financial position for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis, except as set forth in the notes, exhibits or schedules thereto (subject, in the case of any unaudited statements, to normal year-end adjustments). Promptly after they become available, but in no event later than May 15, 1997, Seller will deliver to Buyer audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 1996 and consolidated statements of income, cash flows and changes in stockholder's equity for the year then ended, and the notes thereto, and will deliver as soon as they are available interim financial statements of the Company and its Subsidiaries as of the end of each subsequent quarter and for the quarter and year then ended, in each case prepared in accordance with generally accepted accounting principles applied on a consistent basis.

         SECTION 3.09. Absence of Certain Changes. Since the Balance Sheet Date, except (i) as disclosed on Schedule 3.09 and (ii) for the transactions contemplated hereby, the business of the Company and each Subsidiary has been conducted in the ordinary course consistent with past practices and there has not been:

         (i) any event, occurrence, development or state of circumstances or facts which has had a Material Adverse Effect or a Chubb Securities Material Adverse Effect, other than those resulting from changes in general conditions (including laws and regulations) applicable to the industry, or general economic conditions;

         (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other material ownership interests in, the Company or any Subsidiary, or the issuance by the Company or any Subsidiary of any capital stock or the issuance or grant by the Company or any Subsidiary of any option, warrant, call, commitment, subscription, right to purchase or contract of any character relating to its authorized or issued capital stock or any securities convertible into, relating to or based on its capital stock;

         (iii) any amendment of the articles of incorporation or by-laws or similar governing instruments or outstanding security of the Company or any Subsidiary;

         (iv) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money in excess of $100,000;



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         (v)   any creation or assumption by the Company or any Subsidiary of any Lien on any asset other than in the ordinary course of business;

        (vi) any making of any loan, advance or capital contributions to or investment of any nature in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries and portfolio transactions made, in each case, in the ordinary course of business;

        (vii) any reported damage, destruction or other casualty loss affecting the business or assets of the Company or any Subsidiary which after giving effect to any applicable insurance payment has had a Material Adverse Effect;

        (viii) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its material assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, involving more than $1,000,000 over its noncancellable term, other than transactions and commitments contemplated by this Agreement;

        (ix) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change after the date hereof required by law or by reason of a concurrent change in generally accepted accounting principles, or any change in any actuarial or reserving standard or any change in depreciation or amortization policies or rates adopted by it;

        (x) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director or officer of the Company or any Subsidiary (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director or officer of the Company or any Subsidiary, or (C) change in compensation or other benefits payable to any director or officer of the Company or any Subsidiary pursuant to any severance or retirement plans or policies thereof, except for enhanced vesting, if any, relating to awards outstanding under Seller's Long-Term Stock Incentive Plans and under the Pension Plan and Individual Account Plans; provided that no such enhanced vesting shall result in any liability or obligation to the Company, any Subsidiary or Buyer;



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        (xi)    any labor dispute, other than routine individual grievances, or, to the knowledge of Seller, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or, to the knowledge of Seller, any threats thereof by or with respect to any employees of the Company or any Subsidiary;

        (xii) except as referenced in subsection (x) of this Section 3.09 and except for customary wage or salary increases for employees and customary compensation increases for agents, any increase in the compensation payable or to become payable to any employee or agent or any increase in any bonus, insurance, severance, pension or other Benefit Arrangement or Employee Plan for such employees or agents or any employment, consulting, severance or other similar contract entered into, except for (a) at will employment arrangements and (b) contracts with agents, in each case entered into in the ordinary course of business consistent with past practice;

        (xiii) any change in its underwriting standards, retention limits or administrative practices with respect to additions to (new business) or deletions from (policy terminations) any policy master files;

        (xiv) any change in interest rates credited on life insurance or annuity policies, except for such changes that the Company deems reasonably necessary consistent with past practice to respond to competitive factors;

        (xv) any change in systems of internal accounting controls that could reasonably be expected to increase the risk of a Material Adverse Effect;

        (xvi) any amendment to any form of the contracts with Producers or Producer Plans referred to in Section 3.26(a);

        (xvii) any transaction or commitment made to acquire or dispose of any real property; or

        (xviii) any agreement, understanding or commitment to take any action described in this Section 3.09.

         SECTION 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:



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          (a) liabilities provided for on the consolidated balance sheet of the
Company and its Subsidiaries dated December 31, 1995, or disclosed in the notes thereto;

          (b) liabilities incurred in the ordinary course of business since December 31, 1995 that have not had and are not reasonably expected to have a Material Adverse Effect; and

          (c) liabilities or other obligations disclosed in, or related to, contracts or other matters disclosed in this Agreement or any Schedule to this Agreement.

         SECTION 3.11. Material Contracts. (a) Except as disclosed on Schedule 3.11, and except, in the case of Section 3.11(a)(i), (ii) and (vii), for any agreements that are terminable on not more than 60 days notice and without the payment of any penalty by, or any other material consequence to, the Company or any Subsidiary, neither the Company nor any Subsidiary, to the best of their knowledge, is a party to or bound by:

         (i) any lease not made in the ordinary course of business which involves payments of more than $150,000 per year or extends beyond December 31, 1999;

         (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets not made in the ordinary course of business which individually does not exceed $250,000;

         (iii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement entered into in the ordinary course of business with an aggregate outstanding principal amount not exceeding $25,000;

         (iv) any material partnership, joint venture or other similar agreement or arrangement;

         (v) any material agency, dealer, sales representative, marketing or other similar agreement not made in the ordinary course of business;

         (vi) any material agreement or arrangement with Seller or any of its Affiliates; or



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         (vii)  any other agreement not made in the ordinary course of business that is material to the Company and the Subsidiaries taken as a whole.

         (b) Except for agreements which are disclosed as terminable on Schedule 3.11, each agreement disclosed in any Schedule to this Agreement to which the Company or any Subsidiary is a party is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and neither the Company nor any Subsidiary is, nor to the knowledge of Seller is any other party thereto, in default or breach in any material respect under the terms of any such agreement, except for such defaults or breaches which would not reasonably be expected to have a Material Adverse Effect or a Chubb Securities Material Adverse Effect.

         SECTION 3.12. Litigation. Except as set forth on Schedule 3.12, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller threatened against or affecting, Seller, the Company or any Subsidiary before any court or arbitrator or any governmental or regulatory body, agency or official which would reasonably be expected to result in costs or losses in excess of $100,000 in any single instance against or on behalf of the Company or any Subsidiary, or any officer, employee or director thereof in such individual's capacity as officer, employee or director of the Company or any Subsidiary or involving any of their properties or businesses, whether at law or in equity. [

                    CONFIDENTIAL TREATMENT REQUESTED

                                   ] Further, except as set forth on Schedule
3.12, there are no outstanding judgments, orders, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedures) against or relating to the Company or any Subsidiary which contain any remaining restrictions or obligations to perform. There is no pending or, to the best knowledge of the Seller, the Company and the Subsidiaries, any threatened action, proceeding or investigation with respect to the Company, any Subsidiary or any other Person which questions the validity of this Agreement or the transactions contemplated hereby, could prevent or materially adversely affect any action taken to be taken pursuant hereto or which could reasonably be expected to result in any revocation, suspension or limitation of any regulatory authority of the Company or any Subsidiary.

         SECTION 3.13. Compliance with Laws and Court Orders. Except as disclosed on Schedule 3.13 and 3.15(b)(iii), since December 31, 1993, the Company and each Subsidiary has complied in all material respects with its obligation to make all required filings or reports with governmental or regulatory bodies and has complied in all material respects with all laws, rules, regulations,



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licensing requirements and orders applicable to the Company or such Subsidiary or the operation of their respective businesses, and there has been no written assertion received, and no elected officer has received any oral notice, from any party responsible for the administration or enforcement thereof that the Company or any Subsidiary has violated any such laws, rules, regulations, requirements or orders. All filings and reports to governmental or regulatory authorities have been true, complete and accurate in all material respects. This Section does not cover any environmental matters, for which Section 3.19 is solely applicable.

         SECTION 3.14. Finders' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company or any Subsidiary who might be entitled to any finder's fee or commission in connection with the transactions contemplated by this Agreement.

         SECTION 3.15. Insurance Filings. (a) Holding Company Reports. Schedule 3.15(a) contains a true and complete list of all annual holding company reports ("Holding Company Reports") which the Company and each Insurance Subsidiary has filed with or submitted to the insurance regulatory authorities of New Jersey, New Hampshire and California (and certain other jurisdictions) since December 31, 1993.

         (b) Statutory Insurance Statements. Schedule 3.15(b) contains a true and complete list of all annual and quarterly statements ("Statutory Insurance Statements") which the Company and each Insurance Subsidiary has filed (or caused to be filed) with or submitted to the insurance regulatory authorities of New Jersey, New Hampshire and California and in each other jurisdiction in which such company is an admitted insurer since December 31, 1993. Except as indicated therein or in the reports of examination referred to Section 3.15(d), (i) no material deficiencies have been asserted to the Company or any such Insurance Subsidiary by any such regulatory authority with respect to such filings or submissions; (ii) neither the Company nor any such Insurance Subsidiary has submitted any response with respect to material comments from such insurance regulatory authorities concerning such filings, submissions or reports of examination; (iii) since December 31, 1993 and except as disclosed on Schedule 3.15(b)(iii), no fine or penalty in excess of $500 has been imposed on the Company or any Insurance Subsidiary by any such insurance regulatory authority; and (iv) no deposits have been made by the Company or any Insurance Subsidiary with any such insurance regulatory authority which were not shown in the most recent annual Statutory Insurance Statement of the Company and each of the Insurance Subsidiaries. The Company has delivered to Buyer true and complete copies of the Statutory Insurance Statements.



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         (c) Statutory Financial Statements. The statutory financial statements
("Statutory Financial Statements") of the Company and of each Insurance Subsidiary which are included in the Statutory Insurance Statements present fairly, in all material respects, the statutory financial condition of the Company and of each Insurance Subsidiary as of the dates thereof and the statutory results of its operations and other data contained therein for each of the years then ended in conformity with required or permitted statutory insurance accounting requirements and practices which have been applied on a consistent basis, except as set forth in the notes, exhibits or schedules thereto.

         Seller shall deliver to Buyer as soon as they are filed such interim or annual Statutory Financial Statements that may be required to be filed with any state departments of insurance on behalf of the Company or any Insurance Subsidiary, and such Statutory Financial Statements to be delivered hereafter will present fairly, in all material respects, the statutory financial condition of the Company and each Insurance Subsidiary as of such date and the statutory results of operations of the Company and each Insurance Subsidiary for the period then ended, in accordance with required or permitted statutory insurance accounting requirements and practices which have been applied on a consistent basis, except as set forth in the notes, exhibits or schedules thereto.

          (d) Reports of Examination. Schedule 3.15(d) contains a true and complete list of the Reports of Examination as to Condition for the Company and each Insurance Subsidiary, constituting the most recent National Association of Insurance Commissioners Zone Examination for the Company and any such Insurance Subsidiary under applicable insurance laws, true and complete copies of which have been delivered to Buyer.

          (e) Reserves, etc. The amounts shown in the Statutory Insurance Statements as reserves and liabilities for past and future insurance policy benefits, losses, claims and expenses under insurance policies as of the end of each such year were computed in accordance with commonly accepted actuarial standards consistently applied, were fairly stated in accordance with sound actuarial principles, were based on actuarial assumptions which were in accordance with those called for in policy provisions and met the requirements of the insurance laws of New Jersey, New Hampshire, New York and California, as applicable, and such amounts shown on the Statutory Insurance Statements filed after the date hereof and on or prior to the Closing Date will be so computed and based and will meet all such requirements. No other state has objected to such Statutory Insurance Statements as filed.

         SECTION 3.16. Insurance Business. (a) Reinsurance. All material contracts, arrangements, treaties and agreements to which the Company or any



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Insurance Subsidiary is a party with respect to reinsurance applicable to insurance in force (including grace periods and other extensions) on the date of this Agreement, a list of which is included on Schedule 3.16, and all such material contracts, arrangements, treaties and agreements under which the Company or any such Insurance Subsidiary has any obligation to cede insurance, are valid, binding and in full force and effect in accordance with their terms. To the best knowledge of Seller, the Company is generally in good standing under its reinsurance agreements with respect to the reporting of business to be ceded and the timely payment of premiums. Neither the Company nor any Insurance Subsidiary is, and, to the best knowledge of Seller, no other party thereto is, in material default of any provision thereof and, except as set forth on
Schedule 3.16, no such material agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions.

         Except as provided for in the Statutory Financial Statements as of and for the year ended December 31, 1995, or as set forth on Schedule 3.16, all reinsurance represented by reinsurance treaties to which the Company or any Insurance Subsidiary is a party represents an admitted asset or reduction of loss reserves of the Company or the Insurance Subsidiary in the respective Statutory Financial Statements and their carrying values have been described in conformity with statutory accounting principles in accordance with values described by the National Association of Insurance Commissioners, when appropriate, consistent with the prior reporting practices of the Company and the Insurance Subsidiaries. Except as set forth on Schedule 3.16, (i) no consent from any assuming reinsurer under any of such reinsurance treaties is required in order for Seller to validly and effectively sell the Shares to Buyer as provided hereunder, and (ii) the termination of any reinsurance treaty between or among the Company and any Insurance Subsidiary will not result in adverse tax consequences to the Company or any Insurance Subsidiary.

         (b) Insurance Policy Forms and Rates. Except as set forth on Schedule 3.16, each insurance policy or certificate form, as well as any related application form, written advertising material and rate or rule currently marketed by the Company and each Insurance Subsidiary, the use or issuance of which requires filing or approval, has been appropriately filed, and if required, approved by the insurance regulatory authorities of New Jersey and New Hampshire (and any other state in which such policies and forms are required to be filed). To the knowledge of the Company, all such policies and certificates, forms, applications, advertising materials and rates or rules are in compliance in all material respects with all applicable laws and regulations.



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         (c) No Policy Dividends. Except as set forth on Schedule 3.16, no provision in any policy in force gives policyholders the right to receive dividends or distributions on their policies (other than accruals of interest on cash values or as claim benefits) or otherwise share in the benefits, revenue or profits of the Company or any Insurance Subsidiary, provided that the practice in certain instances of making premium refunds based upon group policyholder loss experience shall not violate the representation contained in this sentence. Except as set forth on Schedule 3.16, and except as paid in the ordinary course of business, none of the Insurance Subsidiaries or the Company is liable to pay commissions upon the renewal of any insurance policy nor is it a party to any agreement providing for the collection of insurance premiums payable to the Company or any such Insurance Subsidiary by any other person.

          (d) Threats of Cancellation. Except as set forth on Schedule 3.16, since December 31, 1995, no policyholder or related group of policyholders or persons or entities producing insurance business which accounted for five percent or more of the gross income of the Company and the Insurance Subsidiaries for the year ended December 31, 1995 has or have, at its or their initiative, terminated or threatened to terminate in writing its or their relationship with the Company or any such Insurance Subsidiary.

          (e) Underwriting Standards. Each of the Company and the Insurance Subsidiaries have complied in all material respects with its respective underwriting standards and, with respect to insurance contracts reinsured in whole or in part, such insurance contracts conform in all material respects to the standards agreed to with the reinsurer in the related reinsurance, coinsurance or other similar contracts.

         SECTION 3.17. ERISA Representations. (a) Schedule 3.17 identifies each Employee Plan. Seller has furnished or made available to Buyer copies of the Employee Plans and all amendments thereto together with (i) the most recent annual report prepared in connection with any Employee Plan (Form 5500 including, if applicable, Schedule B thereto) and (ii) the most recent actuarial valuation report prepared in connection with any Employee Plan.

          (b) Neither the Seller nor any ERISA Affiliate of Seller has incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the complete or partial termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that could become a liability of the Buyer or any of its ERISA Affiliates after the Closing Date.

          (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal



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Revenue Service. Each Employee Plan which is not a Multiemployer Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No Employee Plan is a Multiemployer Plan.

          (d) Schedule 3.17 identifies each Benefit Arrangement. Seller has furnished or made available to Buyer copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

         SECTION 3.18. Property. (a) All of the real property owned by the Company and its Subsidiaries is shown on its Balance Sheet, except with respect to any acquisitions or dispositions of property since the Balance Sheet Date that are disclosed on Schedule 3.09, and each of the Company and its Subsidiaries has good and marketable title to all such real property, and to such personal property (other than leased property referred to in Section 3.18(b)) as is necessary to conduct its business as presently conducted, free and clear of any Lien, covenant or other restriction which would materially and adversely affect the Company's or any of its Subsidiaries' ability to conduct their respective business as such business is currently conducted.

          (b) Each of the Company and its Subsidiaries has the right to use and possess all property currently leased to it, with such rights being evidenced by valid and enforceable leases.

          (c) Except for the equipment described in Section 7.06 and the computer software referred to in Section 5.06(b), all of the personal property necessary for the Company and each of the Subsidiaries to conduct its business as presently conducted is under the possession or control of the Company or such Subsidiary.

         SECTION 3.19. Environmental Matters. Except as set forth on Schedule 3.19:

         (a) The Company and the Subsidiaries are in compliance in all material respects with all Environmental Laws.

         (b) With respect to any properties owned, leased or operated by the Company or any Subsidiary, to the knowledge of the Seller, the Company and the Subsidiaries there has been no Release or threatened Release of Hazardous Substances in violation of Environmental Laws that would reasonably be expected to result in a Material Adverse Effect.



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          (c) Neither the Company nor any Subsidiary has received any claim, notice or advice from a Person (i) asserting that the Company or the Subsidiaries are or may be liable for (A) personal injury, (B) property damage or (C) cleaning up Hazardous Substances on, under, in or migrating from such properties, in each case arising under Environmental Laws or (ii) that (A) Hazardous Substances are or may be migrating onto or under such properties or
(B) such properties are or may be subject to any environmental investigation or evaluation by any Person.

         SECTION 3.20. Guaranty Fund Assessments. Each of the Company and the Insurance Subsidiaries has fully reserved in its respective Statutory Financial Statements as of and for the nine months ended September 30, 1996 for any present or future guaranty fund assessments, up to the amount reserved for in accordance with the calculations of NOLHGA, relating to any rehabilitation, conservatorship or insolvency known to exist as of the date hereof, as reported by the most recent NOLHGA survey dated April 1, 1996.

         SECTION 3.21. Actuarial Analysis. Seller has delivered to Buyer a true and complete copy of the Actuarial Evaluation Report of Milliman & Robertson, Inc. as of September 30, 1996, the Roll Forward Analysis as of February 10, 1997, and any other information prepared by Milliman & Robertson and generally made available to prospective purchasers of the Company (the "M&R Analysis"). The information furnished to Milliman & Robertson, Inc. in connection with the preparation of the M&R Analysis was accurate in all material respects; provided that no representation or warranty is made with respect to projections of future economic events, future expenses, new business production levels or future management actions. The assumptions utilized in making such projections were arrived at in good faith and Seller believes that they were reasonable when made.

         SECTION 3.22. Investments; Defaults. Seller has previously delivered to Buyer a complete list of all investments owned, directly or indirectly, by the Company and the Subsidiaries as of December 31, 1996. Schedule 3.22 also contains a list of all bankruptcies, restructured assets, nonperforming assets, foreclosures and defaults known to the Seller, the Company or any of the Subsidiaries with respect to the investments as of December 31, 1996. Except as set forth on Schedule 3.22, no liability will inure to the Company or any Subsidiary under any ISDA Master Swap Agreement to which the Company or any Subsidiary is a party as a result of the transactions contemplated by this Agreement.

         SECTION 3.23. Separate Accounts. Each separate account maintained by the Company or an Insurance Subsidiary is listed on Schedule 3.23 (collectively, the "Separate Accounts"). Each Separate Account is duly and validly established



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and maintained under the laws of its state of formation and is either excluded from the definition of an investment company pursuant to Section 3(c)(11) of the Investment Company Act of 1940, as amended (the "1940 Act") or is duly registered as an investment company under the 1940 Act. Each such Separate Account, if registered, is operated in compliance in all material respects with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, has filed all annual reports on Form N-SAR with the SEC, has filed all notices, including Form 24f-2, and paid all fees in connection with shares or units sold, and has been granted all exemptive relief necessary for its operations as presently conducted. The insurance contracts under which the Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act pursuant to Section 3(a)(2) of the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the appropriate Company or Insurance Subsidiary to receive contributions under such policies.

         SECTION 3.24. Funds. Each of the mutual funds presently sponsored or intended to be sponsored by the Company or an Insurance Subsidiary is listed on
Schedule 3.24 (the "Funds"). Except as listed on Schedule 3.24, (i) each Fund is or will be duly registered with the SEC as an open-end management investment company under the 1940 Act, (ii) each Fund is or will be in material compliance with the 1940 Act and the SEC regulations promulgated thereunder, including the requirements to file semi-annual or annual reports on N-SAR with the SEC, (iii) all shares of the Funds are or will be duly registered under the Securities Act and any applicable state securities law, and (iv) each of the Funds is or will be duly incorporated and in good standing under the laws of the state of its incorporation or is or will be a validly existing business trust under the laws of the jurisdiction in which it was formed.

         SECTION 3.25. Employees and Compensation. (a) Each of the Company and the Subsidiaries has complied in all material respects with all applicable rules, laws and regulations concerning wages, bonuses, discrimination in employment, disabilities, family and medical leave, immigration, wrongful termination, worker's compensation for injury or sickness, collective bargaining, OSHA and other employment matters and made, in a timely manner, true, complete and accurate filings (in all material respects) required in connection therewith by any federal, state or local governmental unit or agency. Except for items 9, 12 and 13 of Schedule 3.09, there are no employment contracts with any employee of the Company or any Subsidiary and the employment of each employee of the Company and the Subsidiaries is terminable at will by the Company and the Subsidiaries without restriction, penalty or payment of any kind, other than payments with respect to liabilities reflected on the financial statements of the



<PG$PCN>



Company and the Subsidiaries as of and for the year ended December 31, 1995 and for services actually performed, non-material payments for accrued benefits and the severance plan referred to on Schedule 3.17 or as may be provided for under federal, state or local laws, rules or regulations.

          (b) The employees of the Company and the Subsidiaries are not represented by a labor organization, none of the Company or the Subsidiaries is a signatory to a collective bargaining agreement with any labor organization, no union claims to represent any such employees and, to the best knowledge of Seller, no union organizing effort is or within the last three years has been underway involving employees of the Company or any Subsidiary.

         SECTION 3.26. Producers for the Company and the Insurance Subsidiaries.
(a) Seller has provided to Buyer true, accurate and complete copies of the forms of all agreements, including all amendments or modifications thereof since December 31, 1993, with agents, brokers or others that have the authority to generate business for the Company or any of the Insurance Subsidiaries, including the authority to bind the Company or a Subsidiary to a contract for insurance (the "Producers"). Items 28-32, 34, 37-42 and 49 of Schedule 3.11 constitute a list of all other plans, programs and practices, whether written or oral, maintained or contributed to by the Company or any Insurance Subsidiary in effect as of the date hereof which presently provide or are reasonably likely to provide in the future benefits or compensation in excess of $25,000 individually to or on behalf of Producers or former Producers of the Company or any Insurance Subsidiary (excluding any promotional contests for Producers as to which the aggregate amounts payable thereunder do not exceed $100,000) ("Producer Plans"), copies of which have previously been furnished to Buyer. Except as set forth in the forms and in the items referred to in the preceding sentence, each such Producer Plan may be terminated within 90 days of the giving of notice without any liability whatsoever to any person whomsoever except payment to or on behalf of any Producers or former Producers (other than commissions accrued prior to such termination and vested renewals) of an amount less than or equal to $25,000 or, in the aggregate for all such Producers or former Producers, of an amount less than or equal to $250,000.

          (b) To the best knowledge of Seller, the Company and the Subsidiaries there is no, and since the Balance Sheet Date there has not been any, condition or state of fact (excluding the transactions contemplated by this Agreement and external political and economic conditions) which is reasonably likely to affect the Company's and the Subsidiaries' relations with the Producers in a manner which would have a Material Adverse Effect, and no Producer or group of Producers, the loss of whom would have a Material Adverse Effect, has notified the Company or any Subsidiary since the Balance Sheet Date of his or their intent to (i) terminate



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his or their relationship with the Company or any Subsidiary or (ii) make any demand for material payments or modifications of his or their arrangements with the Company or any Insurance Subsidiary.

         SECTION 3.27. Insurance. The Company and the Subsidiaries have been and are insured by licensed insurers with respect to their properties and the conduct of their business in such amounts and against such risks as are reasonable in relation to their business, and the Company will use commercially reasonable efforts to maintain such insurance in force at least through the Closing Date.

         SECTION 3.28. Full Disclosure. There is no fact or condition known to senior management of Seller, the Company or any Subsidiary which has not been disclosed to Buyer in writing which has had a Material Adverse Effect or to the knowledge of senior management of Seller, the Company or any Subsidiary could reasonably be expected to have a Material Adverse Effect.

         SECTION 3.29. Company Trademarks; Software. (a) Schedule 7.05 sets forth a complete and accurate list of all material trademarks, trade names and applications therefor, other than the Chubb Trademarks (as defined in Section 7.05), owned by the Company or any Subsidiary (collectively, the "Company Trademarks"). The Company Trademarks are free of any Liens and are all those which are necessary to the conduct of the business of the Company as now conducted other than the Chubb Trademarks. None of the Company Trademarks are licensed to the Company by a third party. The Company Trademarks and the Chubb Trademarks are not the subject of any pending or, to the knowledge of Seller, threatened litigation. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any of the Company Trademarks or result in any requirement of new or additional royalties, licensing fees, relicensing fees or other expenses. Neither the Seller, the Company nor any Subsidiary knows of any use by others of the Company Trademarks.

          (b) The Company and its Subsidiaries have valid and enforceable rights to use all the computer software necessary for the operation of their business as currently conducted (the "Software"). The transfer of ownership of the Company and the Subsidiaries contemplated by this Agreement will not limit or impair the rights of the Company and its Subsidiaries to use material Software owned or directly licensed by the Company and its Subsidiaries.

         .









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                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date hereof that:

         SECTION 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of North Carolina and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have an adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

         SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement are within the corporate powers of Buyer and, except for any required approval by Buyer's stockholders, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act, (ii) the approvals or non-disapprovals set forth on Schedule 4.03, and (iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have an adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

         SECTION 4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree or any license, franchise, permit or other similar authorization held by Buyer or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer under, any agreement or other instrument binding upon Buyer or its properties or assets, except, in the case of clauses (ii) and (iii), to the extent that any such violation,



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failure to obtain any such consent or other action, default, right or loss would not reasonably be expected to have an adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

         SECTION 4.05. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments in the Shares and is capable of bearing the economic risks of such investment.

         SECTION 4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         SECTION 4.07. Finders' Fees. Except for Morgan Stanley & Co. Incorporated whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 4.08. Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

                                    ARTICLE 5

                               COVENANTS OF SELLER

         Seller agrees that:

         SECTION 5.01. Conduct of the Company. From the date hereof until the Closing Date, except for the transactions contemplated hereby, Seller shall cause the Company and each of its Subsidiaries to conduct their business in the ordinary course and to use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not permit the



<PG$PCN>



Company or any Subsidiary to adopt or propose any change to its certificate of incorporation or bylaws. Except as otherwise agreed to by Buyer, Seller will not, and will not permit the Company or any Subsidiary to, take any action the effect of which would prevent any representation and warranty of Seller hereunder from being accurate in any material respect at the Closing Date.

         SECTION 5.02. Access to Information. From the date hereof until the Closing Date, Seller will (i) give, and will cause the Company and each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives access during normal working hours to the offices, properties, books and records of the Company and each Subsidiary, (ii) furnish, and will cause the Company and each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such available financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller, Company and the Subsidiaries to cooperate with Buyer in its investigation of the Company or any Subsidiary. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company or any Subsidiary relating to: individual performance or evaluation records, medical histories or other information, in each such case which in Seller's good faith opinion is sensitive or the disclosure of which could subject Seller to risk of liability.

         SECTION 5.03. Notices of Certain Events. Seller shall promptly notify Buyer of:

         (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

         (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Seller, the Company or any Subsidiary that, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section
                3.12 or that relate to the consummation of the transactions contemplated by this Agreement; and



<PG$PCN>



         (iv) notices of investigations, proceedings or regulatory actions instituted or to be instituted against the Company or any Subsidiary by governmental or regulatory agencies or authorities.

          SECTION 5.04. Other Offers. From the date hereof until the termination of this Agreement or the Closing Date, whichever first occurs, Seller will not, will cause the Company and the Subsidiaries not to, and will use its best efforts to cause the officers, directors, employees or other agents of the Seller, the Company and the Subsidiaries not to, directly or indirectly, (i) take any action to solicit or initiate any offer or indication of interest from any person with respect to any Acquisition Proposal (as hereinafter defined) or
(ii) engage in negotiations with or disclose any nonpublic information relating to the Company or the Subsidiaries or afford access to the properties, books or records of the Company or the Subsidiaries to any person that may be considering making, or has made, an offer with respect to an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or the Subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement. Seller will, and will cause the Company to, terminate any existing discussions or negotiations with any person (other than Buyer) relating to any Acquisition Proposal.

         SECTION 5.05. Non-Solicitation. Until [CONFIDENTIAL TREATMENT REQUESTED], Seller agrees that, without the prior written consent of Buyer, neither Seller nor any of its Affiliates will hire, or solicit to hire, any Producers (only with respect to the Scheduled Products), officers, directors or other employees of the Company or any Subsidiary; provided that Seller shall not be prohibited from hiring or soliciting to hire (i) individuals whose employment is terminated by the Company or any Subsidiary after the Closing Date and (ii) any clerical or other individuals who are not officers and who respond to any general solicitation.

         SECTION 5.06. Computer Services and Software. (a) On or before the Closing Date, Seller, for itself and on behalf of its Affiliates, shall enter into a computer services agreement with the Company (the "Computer Services Agreement") for the services and on the terms set forth on Schedule 5.06(a). The Computer Services Agreement shall have a term of 12 months from the Closing Date (subject to earlier termination at the sole option of Buyer upon 90 days prior written notice, with the termination date of the Computer Services Agreement being deemed the "Conversion Date").

          (b) During the period beginning on the Closing Date and ending on the Conversion Date (the "Transition Period"), Seller shall make available for use by the Company and its Subsidiaries any Software not owned or directly licensed by



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the Company and its Subsidiaries (other than the Software licensed pursuant to the contract (x) with SunGard Corporation listed on Schedule 3.11 and (y) referred to in Item 35 of Schedule 3.04). Seller shall (i)(A) obtain the necessary consents to make such Software available in accordance with the preceding sentence and (B) assign the licenses for such Software, or otherwise obtain the benefit of use of such Software, for the Company and its Subsidiaries following the Conversion Date (or, in each case, provide alternative software which will permit the Company and its Subsidiaries to continue to operate their business as currently conducted), and (ii) pay any costs, fees and expenses incurred in connection therewith; provided, however, that any on-going, periodic, or usage fees or royalties payable in connection with the use of such Software by the Company or its Subsidiaries shall be paid by the Company or its Subsidiaries. In the event that any Software licensed by the Company would terminate as a result of the transactions contemplated by this Agreement, Seller shall cause the Company to obtain any consents necessary to make such Software available for use by the Company and its Subsidiaries during the Transition Period or otherwise provide alternative Software which will permit the Company and its Subsidiaries to continue to operate their business as currently conducted.

         (c) Seller shall deliver to Buyer, no later than sixty days following the date hereof, a complete and accurate list, in the form of Schedule 5.06(b), of all Software, which list shall indicate whether such Software is owned or licensed directly by the Company or its Subsidiaries, together with copies of all contracts relating thereto.

         SECTION 5.07. Minimum Statutory Net Worth. Seller shall cause the sum of the amount of the aggregate capital and surplus of the Company and the aggregate asset valuation reserves and interest maintenance reserves of the Company and the Insurance Subsidiaries at the Closing Date to be not less than the sum of [CONFIDENTIAL TREATMENT REQUESTED], minus the amount of any special dividend paid to Seller as contemplated by Section 5.08 (the "Minimum Statutory Equity Amount").

         SECTION 5.08. Special Dividend. Seller shall use commercially reasonable efforts to cause the Company to declare and pay the maximum approved special dividend to Seller, in an amount not exceeding $100,000,000, immediately prior to Closing. Seller and Buyer shall cooperate (i) to seek any regulatory approval which may be required for the payment of any such dividend (including the payment of any dividend from the Insurance Subsidiaries), and (ii) to identify mutually agreed upon U.S. government obligations which the Company or its Subsidiaries shall sell in order to facilitate the payment of the special dividend described in this Section 5.08. The Purchase Price (calculated prior to the accrual



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of any interest thereon) shall be reduced by the amount of any dividend paid to
Seller pursuant to this Section 5.08.

         SECTION 5.09.  Noncompetition Agreement. [
















                        CONFIDENTIAL TREATMENT REQUESTED

         .

                                                              ]







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         [

                        CONFIDENTIAL TREATMENT REQUESTED

                                                                              ]

         SECTION 5.10. Other Agreements. Except as otherwise provided in this Agreement, Seller hereby agrees to assume and be responsible for any obligation or liability relating to, arising under, or based upon (a) any contract or agreement that Schedule 3.11 to this Agreement indicates may be terminated (or amended to exclude the Company and the Subsidiaries) by Seller or its Affiliates which is in fact terminated or so amended and (b) the agreements identified in
Item 19 of Schedule 3.11 to this Agreement.

         SECTION 5.11. Cross-Defaults. Seller shall cause any contract or other arrangement of the Company or any of its Subsidiaries which is subject to a cross- default arising from any performance obligation of Seller or any of its Affiliates (not including the Company or any of the Subsidiaries) to be terminated or amended to remove any such cross-default provision prior to the Closing Date, and Seller shall protect the Company and each Subsidiary from any cost or charge to the Company or any Subsidiary resulting from such termination or amendment.

         SECTION 5.12. Portfolio Management. Seller agrees that with respect to the investment portfolios of the Company and each Subsidiary it will cause the Company and each Subsidiary to attempt to minimize the incurrence of capital gains and, to the extent reasonably practicable, if capital gains are incurred, to offset such gains with capital losses, it being understood that the responsibility for management of the investment portfolios shall reside with the Company and each Subsidiary.

                                    ARTICLE 6

                               COVENANTS OF BUYER

         Buyer agrees that:

         SECTION 6.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any Affiliate or Subsidiary furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that



<PG$PCN>



such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, provided that such information is not known by Buyer to be subject to another confidentiality agreement with or other obligation of secrecy to the Seller or the Company or any Subsidiary or any other party, or (ii) becomes generally available to the public other than as a result of a disclosure by Buyer or its directors, officers, employees, agents or advisors, or (iii) becomes available to Buyer on a non-confidential basis from a source other than the Seller or the Company or any Subsidiary or their advisors, provided that such source is not known by Buyer to be bound by a confidentiality agreement with or other obligation of secrecy to the Seller or the Company or any Subsidiary or any other party. Buyer shall be responsible for any breach of this Section 6.01 by any Persons to whom Buyer discloses any of the confidential information which is subject to this Section. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or the Company or any Subsidiary in connection with this Agreement that are subject to such confidence.

         SECTION 6.02. Access. Buyer will cause the Company and each Subsidiary, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date. To the extent necessary or helpful in connection with any tax or other matters relating to any period ending on or before the Closing Date, Buyer will furnish to Seller or permit the Seller and its agents to inspect and copy all books and records of the Company and its Subsidiaries which relate to any period prior to the Closing Date. Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by an order of a court of final jurisdiction, all confidential documents and information concerning the Company or any Subsidiary provided to it pursuant to this Section.

         SECTION 6.03. Compliance with Section 15 of the 1940 Act. Buyer acknowledges that the Seller has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the 1940 Act. Buyer agrees that Buyer (including its Affiliates) (i) shall not take any action that would have the effect of causing Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereby, and (ii) shall not fail to take any action if the failure to take such action would have the effect of causing



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Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereby.

                                    ARTICLE 7

                          COVENANTS OF BUYER AND SELLER

         Buyer and Seller agree that:

         SECTION 7.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, (i) the obtaining of the approval or non-disapproval of the Insurance Departments of the Required Jurisdictions and those set forth on
Schedule 4.03, (ii) the obtaining of the consents required under Items 1, 2 and 3 of Schedule 3.04 and, in connection therewith, consents to the election of designees of Buyer as directors of the Funds or, with respect to Item 1 of such Schedule, new Investment Contracts substantially in the form of CIAC's existing Investment Contracts, with each Investment Company to which CIAC currently provides investment advisory or management services and (iii) the compliance with the filing and waiting period requirements of the HSR Act.

         SECTION 7.02. Further Assurances. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         SECTION 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 7.04. Intercompany Accounts. All intercompany accounts between the Seller or its Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, as of the Closing shall be settled in accordance with their terms or in the ordinary course consistent with past practice, as the case may



<PG$PCN>



be, in the categories listed on Schedule 7.04 (which represent estimates of any amounts outstanding as of December 31, 1996). From the date hereof through the Closing Date, any changes in such accounts shall only be made in the ordinary course of business consistent with past practice.

         SECTION 7.05. Service Marks, Trademarks and Trade Names. On or prior to the Closing Date, Seller shall cause the Company to take such action as is necessary to cause all rights, including ownership and registration of any trademark, trade name, service mark, logo design or other identifying mark or symbol utilizing the stylized letter "C" or the name "Chubb" (collectively the "Chubb Trademarks") to be conveyed and assigned to Seller, and Seller shall take such action as is necessary to ensure that the ownership of and rights relating to the trademarks listed on Schedule 7.05 shall remain with the Company and that such trademarks shall be available for use by Buyer, the Company and its Subsidiaries following the Closing Date. On or prior to the Closing Date, Seller shall execute a royalty-free license (the "Trademark License Agreement") with the Company to permit the Company and the Subsidiaries to continue to use any of the Chubb Trademarks currently in use in the conduct of their businesses, including but not limited to, the use of any contract materials, signs or policy forms which contain any Chubb Trademarks, for a period of up to one year following the Closing Date. As promptly as practicable following the Closing Date, Buyer shall cause the Company and the Subsidiaries to take such action as is necessary, including seeking all requisite regulatory and shareholder approvals, to change, by deleting the name "Chubb" or the stylized letter "C" therefrom, the product names, marketing materials, policy forms and materials that utilize such name or stylized letter, and to cause the name "Chubb" to be deleted from its name, from the name of each Subsidiary and from the name Chubb America Fund, Inc. and Chubb Investment Funds, Inc.

         SECTION 7.06. Purchase of Mainframe Computer. On the Closing Date, Buyer shall purchase from Seller or its Affiliate, the mainframe computer and all peripheral equipment (including without limitation tape and disk storage units and all communications hardware) that is currently being utilized in connection with the business of the Company and the Subsidiaries located in Branchburg, New Jersey, which serves as the sole mainframe computer supporting the Company's insurance operations, at a purchase price in an amount equal to the average between its depreciated book value and its fair market value at the Closing Date. The fair market value as of the Closing Date of the computer and related equipment hereunder shall be agreed upon by Buyer and Seller as of a date not later than the fifth business day preceding the Closing Date. If Buyer and Seller do not reach such agreement, then Buyer and Seller shall jointly select a third party expert to promptly make such fair market value determination, which will be binding upon the parties. The purchase price of the computer and the related



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equipment shall be paid on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Seller or its Affiliate. Promptly after the Conversion Date, Buyer shall provide for the removal of the mainframe computer from the Branchburg location.

         SECTION 7.07. Reports. The Company shall from time to time furnish to Buyer, promptly following the receipt by senior management of the Company or any Subsidiaries (i) copies of all monthly management reports prepared for senior management of the Company or any Subsidiary, (ii) copies of all monthly financial statements and reports, and (iii) a copy of any report filed with any insurance regulatory authority, which in each such case, shall be prepared in a manner consistent with past practice.

         SECTION 7.08. Joint Marketing Arrangements. Seller and Buyer each agree that it will negotiate in good faith to develop and enter into a mutually beneficial marketing arrangement that will make available to Buyer, the Company and the Insurance Subsidiaries after the Closing Date, the property and casualty agency distribution and bank distribution channels of Seller, including without limitation the continued marketing of life insurance products through the general agencies recruited by Seller prior to the date hereof.

         SECTION 7.09. Post-Closing Review of Minimum Statutory Equity Amount.
(a) As soon as practicable, but in any event within 90 calendar days following the Closing Date, the Company shall prepare and deliver to Seller and Buyer the statements of assets, liabilities, surplus and other funds and summary of operations and cash flows of the Company and each of the Insurance Subsidiaries as of, and for the period beginning January 1, 1997 and ending on, the Closing Date (or the most recent end of a month if the Closing Date is not the last business day of a month) (the "Closing Date Statutory Statements"), which shall be prepared in conformity with statutory insurance accounting requirements and practices, consistently applied. The Closing Date Statutory Statements shall present fairly, in all material respects, in accordance with statutory accounting principles and practices consistently applied the financial position of the Company and the Insurance Subsidiaries as of the Closing Date, and the results of their operations for the period specified and ending on the Closing Date (or the most recent end of a month if the Closing Date is not the last business day of a month).

          (b) Subsequent to the delivery of the Closing Date Statutory Statements, Buyer shall give Seller and its accountants, actuaries, counsel and other representatives reasonable access to the books and records of the Company and the Insurance Subsidiaries in order to make such investigations as Seller shall desire in conjunction with the evaluation by it of the Closing Date Statutory Statements. During such period, Buyer shall permit Seller and its representatives to



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consult with the respective employees, auditors, actuaries, attorneys and agents of the Company and the Insurance Subsidiaries.

          (c) The Closing Date Statutory Statements shall be deemed final upon the earliest to occur of the date on which Seller and Buyer jointly agree that the Closing Date Statutory Statements are final, the 31st day following the delivery of the Closing Date Statutory Statements, if neither Seller nor Buyer has notified the other of a dispute in amounts shown on the Closing Date Statutory Statements, and the date on which all disputes relating to such statements and calculations between Buyer and Seller are resolved in accordance with Section 7.09(e).

          (d) On the fifth business day following the date on which the Closing Date Statutory Statements are deemed final, if the sum of the aggregate amount of the capital and surplus of the Company plus the aggregate asset valuation reserves and interest maintenance reserves of the Company and the Insurance Subsidiaries, each as set forth in the Closing Date Statutory Statements, is less than the Minimum Statutory Equity Amount, Seller shall pay to the Company, by wire transfer, the amount of such difference, together with interest on any such amount at the Reference Rate (based upon a 365-day year) from the Closing Date to (but not including) the date of such payment.

          (e) In the event that the Seller and Buyer do not agree to the determination of the calculation set forth in Section 7.09(d) (the "Disputed Amounts"), the disputing Party shall provide notice of such disagreement to the other Party hereto (the "Dispute Notice", and the date of its delivery, the "Dispute Notice Date"). The chief financial officer of Buyer and the chief financial officer of Seller shall meet (by conference telephone call or in person at a mutually agreeable site) within one week after notice of a disagreement is given as provided above. The chief financial officers shall attempt to make a final determination of the Disputed Amounts, and if the chief financial officers reach agreement, any payments shall be made within five days in accordance with such agreement. If the chief financial officers do not reach agreement within a reasonable time, either or both of such chief financial officers shall give notice of an impasse, in which case the chief executive officer of Buyer and the chief executive officer of Seller shall meet (by conference telephone call or in person at a mutually agreeable site) within one week after notice of an impasse is given by the chief financial officers. If the chief executive officers have hereto not reached agreement as to the Disputed Amounts within a reasonable time, either chief executive officer may give notice of an impasse, and such determination shall be promptly submitted to a nationally recognized independent public accounting firm or a nationally recognized actuarial firm (an "Arbiter") jointly selected by Seller and Buyer. If Seller or Buyer do not agree upon the joint selection of an Arbiter within five (5) business days following the notice of such impasse by the chief executive officers, either Seller or Buyer



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may designate a proposed qualified Arbiter to the other by written notice.
Within five (5) business days such other Party shall either agree to the proposed qualified Arbiter or propose a different Arbiter (failure to propose a different Arbiter within such five business day period shall be deemed such Party's agreement to the other Party's proposed Arbiter), and in the case in which such Party has proposed a different Arbiter the two Arbiters so proposed shall within five (5) business days thereafter select an Arbiter to make a final determination of the Disputed Amounts. The Arbiter so selected by either Seller and Buyer jointly or by the Arbiters (the "Final Arbiter") shall make its determination of the Disputed Amounts solely in accordance with the terms of this Agreement. The Parties shall cooperate fully in assisting the Final Arbiter in calculating the Disputed Amounts and shall take such actions as necessary to expedite and to cause the Final Arbiter to expedite such calculation. Each of Seller and Buyer shall pay one-half of the total fees and expenses of the Final Arbiter.

         SECTION 7.10. Certain Transition Arrangements. Buyer and Seller will cooperate to facilitate the transition to Buyer of the asset management services and mortgage servicing currently provided to the Company and its Subsidiaries by Affiliates of Seller.

                                    ARTICLE 8

                                   TAX MATTERS

         SECTION 8.01. Definitions. The following terms, as used herein, have the following meanings:

         "Accounting Referee" means a nationally recognized accounting firm with no material relationship with Buyer, Seller or their Affiliates, mutually acceptable to both Buyer and Seller and chosen within five days of the date on which the need to choose the Accounting Referee arises.

         "Applicable Tax Rate" means (i) the maximum combined effective federal and state corporate tax rate in effect at the time such adjustment is made by a Taxing Authority, or (ii) in the case of a credit 100%.

         "Basket" means the amount at any time equal to (a) $100,000 plus the liability for Taxes excluding any amount attributable to deferred Taxes, if any, provided for on the books and records of the Company and the Subsidiaries, minus
(b) any reductions (in the aggregate) made pursuant to Section 8.07 hereof.

         "Code" means the United States Internal Revenue Code of 1986, as amended.



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         "Federal Tax" means any income Tax imposed under the Code.

         "Indemnifiable Tax" means (i) any Tax related to a Pre-Closing Tax Period and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of the Seller Group.

         "Post-Closing Tax Period" means any Tax period commencing after the close of business on the Closing Date or the post-Closing portion of a Straddle Period.

         "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date or the pre-Closing portion of a Straddle Period.

         "Seller Group" means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state income or franchise Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.

         "Straddle Period" means any taxable period that includes the Closing Date, but which does not terminate on such date.

         "Tax" means (i) any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any Subsidiary, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty (including any payment made to any Taxing Authority in connection with the failure to properly report any payment or distribution of income to any recipient), addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of the Company or its Subsidiary for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group with any other corporation at any time on or prior to the Closing Date,
(iii) any payment paid to any Taxing Authority to secure any closing agreement, or similar agreement, related to any violations of Sections 72, 817, 7702 or 7702A and (iv) liability of the Company or any Subsidiary for the payment of any amounts as a result of being a party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.



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         "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

         "Tax Sharing Agreements" means all existing Tax sharing agreements or arrangements (whether or not written) binding the Company or its Subsidiary (including without limitation the Tax Sharing Agreement between and among the Seller and the Company effective May 1, 1992 (the "Tax Sharing Agreement") and any agreements or arrangements which afford any other person the benefit of any Tax Asset of the Company or its Subsidiary, afford the Company or its Subsidiary the benefit of any Tax Asset of any other person or require or permit the transfer or assignment of income, revenues, receipts, or gains).

         SECTION 8.02. Tax Representations. (a) Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that, except as set forth in the Balance Sheet (including the notes thereto) or on Annex 3.09 (ix) or Schedule 8.02, (i) all Tax returns, statements, reports and forms (collectively, the "Returns") required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, the Company or any Subsidiary have been or will be timely filed in accordance with all applicable laws; (ii) with respect to the Company and the Subsidiaries, all such Returns for Pre-Closing Periods are or will be true and complete in all material respects, (iii) the Company and the Subsidiaries have timely paid all Taxes shown as due and payable on the Returns that have been filed; (iv) the Company and the Subsidiaries have made or will on or before the Closing Date make provision for all Taxes payable by the Company and the Subsidiaries for any Pre-Closing Tax Period for which no Return has yet been filed; (v) the charges, accruals and reserves for Taxes with respect to the Company and the Subsidiaries reflected on the Balance Sheet are adequate to cover the Tax liabilities accruing through the date thereof; and (vi) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company or any Subsidiary in respect of any Tax.

         (b) The Company and the Subsidiaries are not in violation of any material applicable tax information reporting and tax withholding obligations (or with notice or lapse of time, or both, would be in violation). Except as disclosed on Schedule 8.02, the Company and the Subsidiaries have timely withheld from, and paid over to the appropriate Taxing Authorities, and have properly reported all salaries, wages, and other compensation. Each life insurance and annuity product issued, sold or administered by, or on behalf of, the Company and the Subsidiaries has been, and is, in compliance in all material respects with Sections 72, 817, 7702 and/or 7702A of the Code.



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         SECTION 8.03. Tax Covenants. (a) Buyer covenants that, other than in the ordinary course of business, it will not cause or permit the Company, any Subsidiary or any Affiliate of Buyer (i) to take any action on the Closing Date, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability of the Seller Group or any loss of the Seller or the Seller Group under this Agreement or (ii) without the prior written consent of the Seller, which shall not be unreasonably withheld, to make or change any Tax election (other than the Section 338 (h)(10) Election), amend any Return or take any Tax position on any Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of Seller in respect of any Pre-Closing Tax Period. Buyer agrees that Seller is to have no liability for any Tax resulting from any action, referred to in the preceding sentence, of the Company, Buyer or any Affiliate of Buyer on the Closing Date, and agrees to indemnify and hold harmless Seller and its Affiliates against any such Tax. Each of Seller and Buyer agrees to give prompt notice to the other party of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this
Section 8.03(a). Buyer may participate in and assume the defense of any such suit, action or proceeding at its own expense. If Buyer assumes such defense, Seller shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Buyer. Whether or not Seller chooses to defend or prosecute any claim, the parties hereto shall cooperate in the defense or prosecution thereof.

          (b) Buyer agrees to cause the Company and the Subsidiaries to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that would, absent such election, be carried back to a Pre-Closing Tax Period of the Company or the Subsidiaries in which the Company or the Subsidiaries filed a consolidated, combined or unitary Return with Seller or an Affiliate of Seller.

          (c) The Buyer will cause the Company and any Subsidiary to timely file any separate Returns required to be filed by the Company or any such Subsidiary after the Closing Date.

         (d) Buyer shall claim a compensation deduction with respect to the exercise by employees and retired or former employees of the Company or any of its Subsidiaries ("Employees") of options to purchase shares of common stock of Seller which were granted to Employees pursuant to an employee benefit arrangement maintained by Seller (a "Seller Stock Option"). Seller will notify Buyer of the amount of such compensation deductions. Buyer covenants that it will remit to Seller within fifteen days after the filing of its Federal Tax Return for



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each taxable year the amount of any deduction multiplied by the maximum federal corporate tax rate applicable to the tax year in which the deduction is claimed; provided that if any such deduction is disallowed by any Taxing Authority, Seller shall make appropriate adjustments to Buyer. Simultaneously with the reporting of income in connection with the exercise of the Seller Stock Options, Seller shall pay to Buyer an amount equal to the sum of (i) all Taxes required to be withheld in respect of such income and (ii) the employer portion of all FICA Taxes in respect of such income.

          (e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Transfer Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions) shall be borne and paid by Buyer, and Buyer will, at its own expense, file all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.

          (f) Seller shall, upon the request of Buyer, make a timely, effective and irrevocable joint election under Section 338(g) and Section 338(h)(10) of the Code and any comparable elections under state and local tax law (together, the "Section 338(h)(10) Election") with respect to the Company and each Subsidiary. Except as otherwise provided in this Section 8.03(f), Buyer, on the one side, and Seller, on the other side, shall bear their respective administrative, legal, accounting, and similar expenses resulting from the making of the Section 338(h)(10) Election. Seller and Buyer agree to cooperate fully with respect to the making of the Section 338(h)(10) Election. Such cooperation shall include, but not be limited to, the following:

          (i) the treatment of the transaction as an assumption reinsurance transaction;

         (ii) the determination of the fair market value of the assets of the Company and each Subsidiary, and the calculation of the adjusted gross-up basis, within the meaning of Treasury Regulation
                Section 1.338(b)-1;

        (iii) the allocation of the deemed purchase price among the acquired assets in accordance with all applicable rules and regulations under Section 338 of the Code; and

         (iv) the preparation and timely filing of all Tax Returns, including all forms or schedules necessary or appropriate to the Section 338(h)(10) Election.



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         No later than December 31, 1997, Buyer shall prepare and deliver to
Seller a schedule (the "Price Allocation Schedule") allocating the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1) among the assets of the Company and the Subsidiaries in accordance with the Treasury regulations promulgated under Section 338(h)(10). Any objections by Seller to the Price Allocation Schedule prepared by Buyer shall be raised within 60 business days after the receipt by Buyer of the Price Allocation Schedule. If Buyer and Seller are unable to resolve any differences within 60 business days thereafter, such dispute shall be resolved by the Accounting Referee, and, if necessary, a revised Price Allocation Schedule consistent with the determination made by the Accounting Referee shall be prepared by Buyer as soon as possible thereafter. In all events, the Price Allocation Schedule shall be finally prepared and agreed upon prior to August 15, 1998. Buyer and Seller shall each pay one-half of the costs, fees and expenses of the Accounting Referee. The Price Allocation Schedule shall be binding on the parties hereto, and Seller and Buyer agree to act in accordance with such Schedule in the preparation, filing and audit of any Tax return.

         Buyer agrees to pay Seller for the "Section 338 Cost". The Section 338 Cost shall be equal to fifty percent of the excess, if any, of (a) the Tax payable by Seller taking into account the Section 338(h)(10) Election and the deemed liquidation of the Company and its Subsidiaries and giving effect to the price allocation contained in the Price Allocation Schedule (including any Tax payable as a consequence of the triggering of the policyholder surplus account upon the deemed liquidation) over (b) the amount of Tax that would have been payable if the Seller had reported the sale of the Shares for the Purchase Price hereunder on the Closing Date, such Tax being computed in each case using the maximum applicable statutory rate, provided, however, that the Section 338 Cost shall in no event exceed $3,500,000.

         Seller agrees to pay Buyer for the "Section 338 Benefit". The Section 338 Benefit shall be equal to fifty percent of the excess, if any, of (a) the amount of Tax that would have been payable if the Seller had reported the sale of the Shares for the Purchase Price hereunder on the Closing Date, such Tax being computed in each case using the maximum applicable statutory rate, over
(b) the Tax payable by Seller taking into account the Section 338(h)(10) Election and the deemed liquidation of the Company and its Subsidiaries and giving effect to the price allocation contained in the Price Allocation Schedule (including any Tax payable as a consequence of the triggering of the policyholder surplus account upon the deemed liquidation) provided, however, that the Section 338 Benefit shall in no event exceed $3,500,000.



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         The amount of the Section 338 Cost or the Section 338 Benefit, as
applicable, shall be calculated in each case by Seller, and shall be determined without regard to the Tax consequences of the payment required by this Section 8.03(f). Any objection by Buyer to the legal or factual basis for the calculation by Seller of the Section 338 Cost or Section 338 Benefit, as applicable, shall be settled by the Accounting Referee. Buyer and Seller shall each pay one-half of the costs, fees and expenses of the Accounting Referee.

         SECTION 8.04. Termination of Existing Tax Sharing Agreements. Any and all existing Tax Sharing Agreements between the Company or any Subsidiary and any member of the Seller Group shall be terminated as of the Closing Date. After such date neither the Company, any Subsidiary, Seller nor any Affiliate of Seller shall have any further rights or liabilities thereunder, and this Agreement shall be the sole Tax sharing agreement relating to the Company or any Subsidiary for all Pre-Closing Tax Periods.

         SECTION 8.05. Tax Sharing. Immediately preceding the Closing, the Company shall pay Seller, based on Seller's good faith estimate, an amount equal to the Federal Taxes of the Company and the Subsidiaries with respect to all Pre-Closing Tax Periods for which no Federal Tax Return has yet been filed, exclusive of any Taxes resulting from the Section 338(h)(10) Election. Promptly after the filing of Federal Tax Returns for the Pre-Closing Tax Periods, the Company and Seller shall settle any difference between the provision for Federal Taxes calculated in accordance with the Tax Sharing Agreement, exclusive of any Federal Taxes resulting from the Section 338(h)(10) Election, and the payments made pursuant to this Section 8.05.

         SECTION 8.06. Cooperation on Tax Matters. (a) Seller will cause the Company and each Subsidiary to retain all books, records or other information that reflect, as of the last date on which such information is available (but not prior to December 31, 1996), (i) the original tax cost, (ii) the adjusted tax basis of all assets (including but not limited to all investment assets, all depreciable real or personal property, and all amortizable and non-amortizable intangible assets), and a schedule of all depreciation or amortization claimed on such assets. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Company and the Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into



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with any Taxing Authority. The Company agrees to give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller so requests, the Company shall allow Seller to take possession of such books and records. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

          (b) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         SECTION 8.07. Indemnification by Seller. (a) Seller hereby indemnifies Buyer against and agrees to hold it harmless from any (i) Indemnifiable Tax of the Company or any Subsidiary, and (ii) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Indemnifiable Tax, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any Indemnifiable Tax, in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, the Company, or any Subsidiary (the sum of (i) and (ii) being referred to as a "Loss"); provided, however, that Seller shall have no liability for the payment of any loss attributable to or resulting from any action described in Section 8.03(a) hereof; and provided, further, that Seller shall have no obligation to make any payment to Buyer pursuant to this Section 8.07 until the amount of all claims arising pursuant hereto in the aggregate (minus any Temporary Difference attributable thereto multiplied by the Applicable Tax Rate, each as defined in Section 8.07(b) hereof) exceeds the Basket, in which case Buyer shall be entitled to indemnity calculated in accordance with Section 8.07(b) for the full amount of all claims in excess of the Basket.

          (b) If Seller's indemnification obligation under Section 8.07(a) arises in respect of an adjustment which makes allowable to Buyer, any of its Affiliates, the Company or any Subsidiary, for any Post-Closing Tax Period, any deduction, amortization, exclusion from income, credit or other allowance (a "Temporary Difference") which would not, but for such adjustment, be allowable, then any payment by Seller to Buyer under Section 8.07(a) shall be an amount equal to (x) the amount otherwise due but for this subsection (b), minus (y) the present value of the Temporary Difference (determined as if the Buyer and its Affiliates have sufficient taxable income or other tax attributes to permit the utilization of the Temporary Difference at the earliest time permissible under applicable law) discounted at a rate of 10%, multiplied by the Applicable Tax Rate plus (z) the



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present value of the Temporary Difference, if any, allowable to Seller as a consequence of the adjustment giving rise to such payment, discounted at a rate of 10%, multiplied by the Applicable Tax Rate.

          (c) If as a result of an adjustment Seller makes a payment to any Taxing Authority in respect of an Indemnifiable Tax of the Company with respect to any Pre-Closing Tax Period, then Buyer shall promptly pay to Seller an amount equal to such payment made by Seller, provided, however, that any such payment by Buyer shall not exceed an amount equal to (x) the positive balance, if any, in the Basket plus (y) the present value of the Temporary Difference, if any, allowable to Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary as a consequence of the adjustment giving rise to such payment, discounted at a rate of 10%, multiplied by the Applicable Tax Rate minus (z) the present value of the Temporary Difference, if any, allowable to Seller as a consequence of the adjustment giving rise to such payment, discounted at a rate of 10%, multiplied by the Applicable Tax Rate.

          (d) The Basket shall be reduced by (i) the amount of any claim of Buyer under Section 8.07(a) hereof that is not paid in whole or part by Seller solely by reason of there being a positive balance in the Basket, minus any Temporary Difference attributable thereto multiplied by the Applicable Tax Rate, and (ii) the amount of any payment of Buyer to Seller under Section 8.07(c) hereof, minus any Temporary Difference attributable thereto multiplied by the Applicable Tax Rate.

          (e) If any claim or demand for Indemnifiable Taxes is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary, Buyer shall notify Seller of such claim or demand within 20 days of receipt thereof, or such earlier time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may discharge, at any time, its indemnification obligation under this Section 8.07 by paying to Buyer the amount of the applicable Loss, calculated on the date of such payment. Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). If Seller assumes such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

          (f) Any payment by Seller pursuant to this Section 8.07 shall be made not later than 30 days after receipt by Seller of written notice from Buyer stating that any Loss has been paid by Buyer, any of its Affiliates or, effective upon the



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Closing, the Company or any Subsidiary and the amount thereof and of the indemnity payment requested.

          (g) Seller shall not be liable under this Section 8.07 for (i) any Indemnifiable Tax the payment of which was made without Seller's prior written consent or (ii) any settlements effected without the consent of Seller, or resulting from any claim, suit, action, litigation or proceeding in which Seller was not permitted an opportunity to participate.

         SECTION 8.08. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 8 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                                    ARTICLE 9

                         EMPLOYEES AND EMPLOYEE BENEFITS

         SECTION 9.01. Pension Plans. Seller and its Affiliates shall retain all liabilities and obligations in respect of benefits accrued by Transferred Employees under the Pension Plan and the Excess Pension Plan. Benefit accruals in respect of Transferred Employees under the Pension Plan shall cease as of the Closing Date and Transferred Employees participating therein shall be considered to have terminated employment for purposes of such Plan. No Pension Plan assets shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or its Affiliates.

         SECTION 9.02. Individual Account Plans. (a) The Seller shall retain all liabilities and obligations in respect to benefits accrued by Transferred Employees under the Individual Account Plans and the Defined Contribution Excess Plan. On the Closing Date, the Seller shall take such action as may be necessary, if any, to permit each Transferred Employee to exercise his rights under the Individual Account Plans to effect an immediate distribution of such Transferred Employee's vested account balances under the Individual Account Plans or to effect a tax-free rollover of the taxable portion of the account balances into an eligible retirement plan (within the meaning of Section 401(a)(31) of the Code, a "Direct Rollover") maintained by the Buyer or a Subsidiary of the Buyer (the "Buyer Plan") or to an individual retirement account. The Seller and the Buyer shall work together in order to facilitate any such distribution or rollover and to effect a Direct Rollover for those participants who elect to roll over their account balances directly into the Buyer Plan; provided that, except as provided in Section 9.02(c) below, nothing contained herein shall obligate the Buyer Plan to accept a Direct Rollover in a form other than cash.



<PG$PCN>



          (b) On the Closing Date, or as soon as practicable thereafter, the Buyer shall establish or designate the Buyer Plan in order to accommodate the Direct Rollovers described above and shall take all action necessary, if any, to qualify the Buyer Plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental authorities required to be made by it in connection with any Direct Rollover.

          (c) On the Closing Date, for each Transferred Employee who has an outstanding loan under the Capital Accumulation Plan and who elects a Direct Rollover to the Buyer Plan, the Direct Rollover shall include the note related to such outstanding loan provided that Buyer with respect to the Buyer Plan and Seller with respect to the Capital Accumulation Plan conclude that such Direct Rollover complies with the applicable rules under Section 401 of the Code and such note is enforceable under applicable law by the trustees of Buyer Plan. In the event either Buyer or Seller is unable to so conclude, Buyer and Seller agree to take such steps as may be necessary to amend the eligibility rules and permit such Transferred Employee to secure a loan under the Buyer Plan (to the extent of the loan permitted under the loan rules of the Buyer Plan) in order to make a further rollover to the Buyer Plan of the amount of the distribution from the Capital Accumulation Plan represented by such Transferred Employee's loan balance under the Capital Accumulation Plan.

         SECTION 9.03.  Other Employee Plans and Benefit Arrangements.

         (a) Buyer shall be liable for, and, where appropriate, shall cause the Company to perform:

          (i) all obligations to any Transferred Employee under Seller's short-term disability and wage continuation programs;

          (ii) all obligations to any Transferred Employee in respect of the continuation of coverage rules under Section 601 through 608 of ERISA and Section 4980B of the Code;

          (iii) all obligations relating to any Transferred Employee in connection with applicable Worker's Compensation laws, including any such obligations relating to events that occur prior to the Closing Date;

          (iv) all obligations relating to severance benefits with respect to any Transferred Employee whose employment by the Company or a Subsidiary terminates on or after the Closing Date with such severance benefits for any Transferred Employee whose employment terminates in the six month period beginning on the Closing Date being at least equal to the



<PG$PCN>
               benefit such Transferred Employee would have received under the Company's severance policy in effect on the Closing Date;

        (v) all obligations relating to bonus and profit sharing to which each Transferred Employee is entitled for the period from January 1, 1997 through the Closing Date and vacation and personal holidays (including personal time off (PTO) days) to which each Transferred Employee is entitled as of the Closing Date; and

        (vi) subject to Buyer's annual discretionary review, a payroll deduction function to continue and facilitate the purchase of insurance and the payment of premiums for such coverages for personal insurance products made available through Affiliates of the Seller to employees of the Company and its Subsidiaries as described in Benefit Arrangement Item 22 on Schedule 3.17.

          (b) Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of any employee or former employee or any independent contractor (including any beneficiary or dependent thereof) who is not a Transferred Employee (other than Items 23 and 24 on
Schedule 3.17, which shall be the liability of the Company).

          (c) With respect to Transferred Employees, Seller shall have no obligation or liability relating to or arising under the Employee Plans or Benefit Arrangements except as otherwise provided in Sections 9.01 or 9.02 and except for any liability arising under the Employee Plans or Benefit Arrangements which are attributable to events occurring on or prior to the Closing Date, which Seller hereby assumes, provided, however, that with respect to any Transferred Employee who, on the Closing Date, is absent by reason of short-term disability or wage continuation, Buyer shall assume and be liable for any payment attributable to the period beginning on the Closing Date.

         SECTION 9.04. Plans Following the Closing. Buyer will, or will cause the Company to, give Transferred Employees full credit for purposes of eligibility and vesting under any plans or arrangements maintained by Buyer or the Company for such Transferred Employees' service recognized for such purposes under the Employee Plans and Benefit Arrangements. Buyer shall cause all health and welfare plans in which Transferred Employees become participants on or after the Closing Date to waive any and all pre-existing condition exclusions and waiting period requirements to the extent necessary to provide a Transferred Employee with the same status as such Transferred Employee had under the Employee Plans as of the date of this Agreement, and to recognize, to the extent such participation commences other than at the beginning of a plan year, expenses previously



<PG$PCN>



incurred for purpose of applicable deductible and co-payment rules to the extent such expenses would have been recognized under the applicable Seller plan as in effect immediately prior to the Closing Date.

         SECTION 9.05. Third Party Beneficiaries. No provision of this Article 9 shall create any third party beneficiary rights in any employee or former employee of the Company or any Subsidiary (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Article 9 shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement. Except as otherwise provided in this
Article 9, Buyer makes no representations, warranties or covenants with respect to any compensation or benefits to be offered or provided to Transferred Employees or former employees of the Company or any Subsidiary after the Closing Date.

                                   ARTICLE 10

                              CONDITIONS TO CLOSING

         SECTION 10.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

        (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

        (ii) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing. There shall not be pending or threatened any claim, suit, action or proceeding by any governmental agency before any court or governmental agency, seeking to prohibit or restrain the transactions contemplated by this Agreement or seeking material damages in connection therewith.

        (iii) This Agreement and the consummation of the transactions contemplated hereby shall have been approved by the Insurance Departments of the Required Jurisdictions and the jurisdictions set forth on Schedule 4.03 or shall not have been disapproved by such Departments and the period of time during which such Departments and jurisdictions may, under applicable law, disapprove this Agreement and the consummation of



<PG$PCN>



               such transactions shall have lapsed, and the parties shall have received reasonably satisfactory evidence of such approvals or non-disapprovals.

         SECTION 10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

        (i) (A) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (B) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except for those representations and warranties made as of a specified date, and
               (C) Buyer shall have received a certificate signed by an executive officer of Seller to the foregoing effect.

        (ii) Buyer shall have received an opinion of Robert Rusis, Esq., General Counsel of Seller, and an opinion of Davis Polk & Wardwell, counsel to Seller, dated the Closing Date in the forms attached as Exhibits I and III hereto. In rendering such opinions, such counsel may rely: (x) upon certificates of public officers, (y) as to matters governed by the laws of jurisdictions other than New York and the corporate laws of Delaware or the federal laws of the United States of America, upon the opinions of Shanley & Fisher, P.C. (as to the laws of New Jersey), Frederick Condon, General Counsel to the Company (as to the laws of New Hampshire), and any other counsel reasonably satisfactory to Buyer and (z) as to matters of fact, upon certificates of officers of Seller, the Company or any Subsidiary, copies of which opinions and certificates shall be contemporaneously delivered to Buyer.

        (iii) The Company shall have obtained the consents required under Item 1 of Schedule 3.04 or new Investment Contracts, substantially in the form of CIAC's existing Investment Contracts, with each Investment Company to which CIAC currently provides investment advisory or management services.

        (iv) Buyer shall have received all documents it may reasonably request relating to the existence of Seller, the Company and Subsidiary and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.



<PG$PCN>



        SECTION 10.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

        (i) (A) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (B) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, except for those representations and warranties made as of an earlier date, and (C) Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

        (ii) Seller shall have received an opinion of King & Spalding, counsel to Buyer, dated the Closing Date in the form attached as Exhibit IV hereto. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than New York or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Seller and, as to matters of fact, upon certificates of officers of Buyer, copies of which opinions and certificates shall be contemporaneously delivered to Seller.

        (iii) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

                                   ARTICLE 11

                            SURVIVAL; INDEMNIFICATION

         SECTION 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until 18 months after the Closing Date; provided that (i) the representations and warranties contained in Sections 3.02, 3.05, 3.06 and 3.07(b) and the covenants and agreements contained in Sections 5.10, 5.11, 6.02, 7.02, 7.04 and 13.03 and Article 11 shall survive indefinitely, (ii) the covenants and agreements set forth in Sections 5.05, 5.06, 5.09, 6.03, 7.05, 7.06, 7.08 and 7.09 shall survive for the respective periods set forth therein and (iii) the covenants, agreements, representations and warranties contained in Articles 8 and 9 shall survive until



<PG$PCN>



expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. No covenant, agreement, representation or warranty contained in this Agreement shall survive after the time at which it would otherwise terminate pursuant to the preceding sentence unless written notice of the inaccuracy or breach thereof shall have been given to the party against whom such indemnity may be sought prior to such time.

        SECTION 11.02. Indemnification. (a) Seller hereby indemnifies Buyer and, effective at the Closing, without duplication, the Company or any Subsidiary and their officers, directors, employees, agents, successors and assigns (the "Claim Indemnified Parties") against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any claim, action, suit or proceeding) ("Damages") relating to or arising out of:

        (i) any inaccuracy in or breach of any representation or warranty made by Seller pursuant to this Agreement (other than pursuant to Section 3.19 or Article 8); provided that (x) Seller shall not be liable under this Section 11.02(a)(i) unless the aggregate amount of Damages with respect to all matters referred to in this
               Section 11.02(a)(i) exceeds $12,000,000 and then only to the amount of such excess, provided that this limitation shall not apply to the breach of any representation or warranty contained in Sections 3.02, 3.05, 3.06 and 3.07(b), and (y) Seller's maximum liability under this Section 11.02(a)(i) shall not exceed an amount equal to the Purchase Price;

        (ii) Seller's breach of or failure to perform any of its covenants or agreements contained in or made pursuant to this Agreement (other than Article 8);

        (iii)  [

                        CONFIDENTIAL TREATMENT REQUESTED



                                                                             ]










<PG$PCN>



         [

                        CONFIDENTIAL TREATMENT REQUESTED

                                                                       ]

        (iv) any obligation or liability of the Company or any Subsidiary that is payable after December 31, 1996 under any acquisition, disposition or joint venture agreement involving a significant amount of assets owned or previously owned by the Company or any Subsidiary, to the extent such obligation or liability is not fully reflected in the Statutory Financial Statements of the Company and the Insurance Subsidiaries as of and for the year ended December 31, 1996; and

        (v) any cause of action, claim, suit or proceeding relating to or arising out of the Company's or any Subsidiary's violation of, or liability under, any Environmental Laws which arises out of facts or circumstances occurring prior to the Closing Date; provided that (x) Seller shall not be liable under this Section 11.02(a)(v) unless the aggregate amount of Damages with respect to all matters referred to in this Section 11.02(a)(v) exceeds $250,000 and then only to the amount of such excess, and (y) Seller's maximum liability under this Section 11.02(a)(v) shall not exceed $3,000,000.

          (b) Buyer hereby indemnifies Seller and its officers, directors, employees, agents, successors and assigns against and agrees to hold them harmless from any and all Damages relating to or arising out of (i) any inaccuracy or breach of any representation or warranty made by Buyer pursuant to this Agreement (other than pursuant to Article 8); provided that Buyer shall not be liable under this Section



<PG$PCN>



11.02(b) unless the aggregate amount of Damages with respect to all matters referred to in this Section 11.02(b) exceeds an amount equal to $12,000,000 and then only to the extent of such excess, (ii) Buyer's breach of or failure to perform any of its covenants and agreements pursuant to this Agreement (other than Article 8) and (iii) any Damages resulting from the use, after the Closing Date, of any policy forms and materials or marketing materials containing the Chubb Trademarks or the "Chubb" name or the use of the Chubb Trademarks.

         SECTION 11.03. Procedures; Exclusivity. (a) The party seeking indemnification under Section 11.02 (the "Indemnified Party") agrees to give prompt written notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at its election shall, participate in and control the defense of any such suit, action or proceeding at its own expense. Except as otherwise provided in this Article 11, the Indemnifying Party shall not be liable under Section 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

          (b) The Indemnified Party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at the expense of the Indemnifying Party (i) if the retention of such counsel has been specifically authorized by the Indemnifying Party, or (ii) if the counsel is retained because the Indemnifying Party does not notify the Indemnified Party within twenty (20) days after receipt of a claim notice that it elects to undertake the defense thereof. The Indemnified Person shall have the right to employ counsel at the Indemnified Party's own expense and participate in such action or claim, including settlement or trial.

          (c) Except as otherwise provided in Section 11.05, the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement, adjustment, or compromise of such claim or ceasing to defend against such claim that provides for any relief (i) other than the payment of monetary damages by the Indemnifying Party or (ii) which might adversely affect the Indemnified Party or its business or operations, and the determination of whether and under what conditions such approval may be given shall be in the sole discretion of the Indemnified Party.

          (d) If the Indemnifying Party does not assume control over the defense of such claim as provided in Section 11.03(a) within 30 days of receipt of notice thereof, the Indemnified Party shall have the right to defend the claim in such



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manner as it may deem appropriate at the cost and expense of the Indemnifying
Party, including the right to settle, adjust or compromise such claim.

          (e) Except as otherwise specifically set forth in this Agreement, Buyer and its Affiliates (including, effective at the Closing without duplication, the Company or any Subsidiary) hereby waive all rights for contribution or other rights of recovery with respect to Damages arising under or relating to Environmental Laws that Buyer or any of the Affiliates may have by statute or otherwise against Seller or any of its Affiliates.

          (f) After the Closing, Section 11.02 will provide the exclusive remedy for any breach of representation or warranty (other than those contained in Article 8) or other claim arising under this Agreement.

         SECTION 11.04.  [

                           CONFIDENTIAL TREATMENT REQUESTED






                                                                    ]







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[

                      CONFIDENTIAL TREATMENT REQUESTED
                                                                      ]

         SECTION 11.05. Procedures for Certain Litigation. (a) For the purposes of this Section 11.05, "Claims" shall mean [CONFIDENTIAL TREATMENT REQUESTED] and any cause of action, claim, suit or proceeding described in Sections 11.02(a)(iii)(B)-(D).

         (b) The Claim Indemnified Parties shall take no action with respect to any Claim without Seller's express written consent. Seller shall control the defense of the Claims at its own expense and with counsel of its choosing; provided that Seller shall keep the Buyer apprised of all material developments relating to the conduct of the litigation relating to the Claims.

         (c) Seller shall have the right to consent to a settlement of, or the entry of any judgment arising from any Claim, without the consent of the Buyer; provided, that Seller (i) shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (ii) shall not encumber any assets of the Claim Indemnified Parties or agree to any condition or restriction that would apply to the Claim Indemnified Parties or to the conduct of their respective businesses; and (iii) shall obtain an unconditional release of the Claim Indemnified Parties, as applicable, from such Claim. Seller shall not be liable under this Section 11.05 for any settlement of a Claim effected without its consent.



<PG$PCN>



         (d) The Claim Indemnified Parties and their Affiliates shall cooperate fully with Seller and its counsel in the investigation, trial and defense of any Claim (including the filing by the Company of any cross-claim, counter-claim or other proceeding deemed reasonably appropriate by Seller) and any appeal arising therefrom. Such cooperation shall include, but shall not be limited to, the Claim Indemnified Parties' giving prompt written notice to Seller of any notice, request, pleading or similar matter it shall receive relating to any Claim, making available, without charge, to Seller and its counsel such of the books, records, documents and other data of the Company and its Subsidiaries, and such employees and representatives of the Company and its Subsidiaries as Seller, in its sole discretion, shall deem necessary. The Claim Indemnified Parties hereby agree to retain all such books, records, documents and other data until the final resolution of the Claims.

         (e) If Seller and Buyer are unable to agree with respect to any matter arising under this Section 11.05, Seller and Buyer, shall, within five days after notice of disagreement given by either party, present their differences in writing (each party simultaneously providing to the other a copy of all documents submitted) to the Judicial Arbitration and Mediation Service, New York, New York (the "Referee"), who shall promptly review and resolve the disputed matter. The decision of the Referee shall be final and binding unless both the Seller and the Buyer agree otherwise. Seller and Buyer shall equally share all costs and fees of the Referee. It is the express understanding of the parties hereto that a failure of cooperation could be materially prejudicial to the interests of the Seller and that the procedure described in this paragraph
(e) shall resolve any dispute in as timely a manner as possible, such that any such dispute has no affect on the underlying Claim. It is the further understanding of the parties hereto that the decision of the Referee with respect to any matter may be specifically enforced through injunctive and other equitable relief.

         SECTION 11.06. Limitation of Indemnification. Notwithstanding the foregoing provisions of this Article 11, an Indemnifying Party's obligation to indemnify an Indemnified Party shall be subject to the following limitations:

        (i) No indemnification shall be required to be made by Buyer or Seller with respect to any claim for indemnity which when aggregated with any similar claims is less than $1,000.

        (ii) The Damages required to be paid by the Indemnifying Party pursuant to this Article 11 shall be reduced to the extent of any amounts actually received by the Indemnified Party after the Closing Date pursuant to the terms of any insurance policies covering such Damages.



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        (iii)  Each of the parties agrees that to the extent the other party indemnifies it from any claim for Damages, the Indemnified Party shall assign its rights to such claim to the Indemnifying Party to the extent of any amounts actually received by the Indemnified Party from the Indemnifying Party.

                                   ARTICLE 12

                                   TERMINATION

        SECTION 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

        (i)    by mutual written agreement of Seller and Buyer;

        (ii) by either Seller or Buyer if the Closing shall not have been consummated on or before September 30, 1997;

        (iii) by either Seller or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

        (iv) by Seller if events occur which render impossible compliance with one or more conditions set forth in Section 10.01 and Section
               10.03 hereof and such conditions are not waived by Seller; provided that such events did result from any action or omission by Seller, the Company or the Subsidiaries which were within the control of such entity and which such entity was not expressly permitted to take or omit by the terms of this Agreement; or

        (v) by Buyer if events occur which render impossible compliance with one or more conditions set forth in Section 10.01 and 10.02 hereof, and such conditions are not waived by Buyer; provided that such events did not result from any action or omission by Buyer which was within its control and which Buyer was not expressly permitted to take or omit by the terms of this Agreement;

         The party desiring to terminate this Agreement shall give notice of such termination to the other party.



<PG$PCN>



         SECTION 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.01, 6.02 and 13.03 shall survive any termination hereof pursuant to Section 12.01.

                                   ARTICLE 13

                                  MISCELLANEOUS

         SECTION 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Buyer, to:

                  Jefferson-Pilot Corporation
                  100 N. Greene Street
                  Greensboro, NC 27401
                  Attention: General Counsel
                  Fax: 910-691-3639

                  with a copy to:

                  King & Spalding
                  120 West 45th Street
                  New York, NY 10036
                  Attention: E. William Bates, II
                  Fax: 212-556-2222



<PG$PCN>



         if to Seller, to:

                  The Chubb Corporation
                  15 Mountain View Road
                  Warren, New Jersey 07061-1625
                  Attention:  General Counsel
                  Fax: (908) 903-3607

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017

                  Attention:  Dennis S. Hersch, Esq.
                  Fax:  (212) 450-4800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         SECTION 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 13.03. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost and expense and neither the Company nor any Subsidiary shall be responsible for or pay any such cost or expense.

         SECTION 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto. Notwithstanding the foregoing,



<PG$PCN>



Buyer may assign all or any portion of its rights, interest or obligations hereunder to any Affiliate of Buyer without the prior written consent of Seller, provided that such assignment shall not release Buyer from or in any manner limit Buyer's obligations hereunder.

         SECTION 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

         SECTION 13.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

         SECTION 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 13.08. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         SECTION 13.09. Entire Agreement. This Agreement and the Confidentiality Agreement between Buyer and Seller dated October 16, 1996 constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this



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Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                JEFFERSON-PILOT CORPORATION

                                By: /s/ David A. Stonecipher
                                --------------------------------------
                                    Title: President and Chief Executive Officer

                                THE CHUBB CORPORATION

                                By: /s/ Dean R. O'Hare
                                -------------------------------------
                                    Title: Chairman and Chief Executive Officer



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